UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________
SCHEDULE 14A
________________________________________________
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )
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ADVANCED ENERGY INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 7, 2014
To Our Stockholders:

The 2014 Annual Meeting of Stockholders of Advanced Energy Industries, Inc. (“Advanced Energy” or the “Company”) will be held on Wednesday, May 7, 2014, at 12:00 p.m. (Noon) Mountain Daylight Time, at Advanced Energy’s corporate offices, 1625 Sharp Point Drive, Fort Collins, Colorado 80525. At the meeting, you will be asked to vote on the following matters:

1.	Election of six (6) directors;

2.	Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2014;

3.	Advisory approval on the Company’s executive compensation;

4.	Approval of the Company's Short Term Incentive Plan: and

5.	Any other matters of business properly brought before the meeting.

Each of the matters 1 through 4 is described in detail in the accompanying proxy statement, dated March 18, 2014.

If you owned common stock of Advanced Energy at the close of business on Monday, March 10, 2014, you are entitled to receive this notice and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is toll-free, if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

Thomas O. McGimpsey
Executive Vice President of Corporate Development, General Counsel & Corporate Secretary

Fort Collins, Colorado
March 18, 2014

YOUR VOTE IS IMPORTANT

Date:        March 18, 2014

To:        Our Stockholders

From:        Garry W. Rogerson

Subject:        Invitation to Our 2014 Annual Meeting of Stockholders

Please come to our 2014 Annual Meeting of Stockholders to learn about Advanced Energy, what we have accomplished in the last year and our plans for 2014. The meeting will be held:

Wednesday, May 7, 2014
12:00 p.m. (Noon) Mountain Daylight Time
Advanced Energy’s Corporate Offices
1625 Sharp Point Drive
Fort Collins, Colorado 80525

This proxy statement describes the matters that management of Advanced Energy intends to present to the stockholders for approval at the annual meeting. Accompanying this proxy statement are Advanced Energy’s 2013 Annual Report to Stockholders and a form of proxy. All voting on matters presented at the annual meeting will be by proxy or by ballot in person, in accordance with the procedures described in this proxy statement. Instructions for voting are included in the proxy statement. Your proxy may be revoked at any time prior to the meeting in the manner described in this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2014:

This notice for the annual meeting, the proxy statement, the proxy card, and the 2013 Annual Report, including the Annual Report on Form 10-K are available online at: www.proxydocs.com/aeis.

Garry W. Rogerson
Chief Executive Officer

This proxy statement and the accompanying proxy card and materials are first being sent to stockholders or made available electronically on or about March 18, 2014.

GENERAL

This proxy statement and the accompanying materials are being sent to stockholders of Advanced Energy as part of a solicitation for proxies for use at the 2014 Annual Meeting of Stockholders. The Board of Directors of Advanced Energy (the “Board of Directors” or the “Board”) is making this solicitation for proxies. By delivering the enclosed proxy card by any of the methods described on the card, you will appoint each of Garry W. Rogerson and Thomas O. McGimpsey as your agent and proxy to vote your shares of common stock at the meeting. In this proxy statement, “proxy holders” refers to Messrs. Rogerson and McGimpsey in their capacities as your agents and proxies.

Advanced Energy’s principal executive offices are located at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. The telephone number is (970) 221-4670.

Proposals

We intend to present four (4) proposals to the stockholders at the meeting:

1.	Election of six (6) directors.

2.	Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2014.

3.	Advisory approval on the Company’s executive compensation.

4.	Approval of the Company's Short Term Incentive Plan.

We do not know of any other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, the proxy holders intend to vote the shares they represent as the Board of Directors may recommend. The proposed corporate actions on which the stockholders are being asked to vote at the annual meeting are not corporate actions for which stockholders of a Delaware corporation have the right to exercise appraisal rights under the Delaware General Corporation Law.

Record Date and Share Ownership

If you owned shares of Advanced Energy common stock in your name as of the close of business on Monday, March 10, 2014, you are entitled to vote on the proposals that are presented at the meeting. On that date, which is referred to as the “record date” for the meeting, 41,029,033 shares of Advanced Energy common stock were issued and outstanding and were held by approximately 433 stockholders of record, according to the records of American Stock Transfer & Trust Company, Advanced Energy’s transfer agent.

Voting Procedures

Each share of Advanced Energy common stock that you hold entitles you to one vote on each of the proposals that are presented at the annual meeting. Each stockholder entitled to vote at the annual meeting may cast his, her or its vote in person or by proxy. To vote in person, a stockholder should attend the annual meeting with a completed proxy or, alternatively, the Company will give you a ballot to complete upon arrival at the annual meeting. To vote by mail using a proxy card, a stockholder should mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. To vote by telephone, dial (866) 390-9955 using a touch-tone phone and follow the recorded instructions. To vote via the Internet, a stockholder must go to www.proxypush.com/aeis and complete an electronic proxy card.

The inspector of the election will determine whether or not a quorum is present at the annual meeting. A quorum will be present at the meeting if a majority of the shares of common stock entitled to vote at the meeting are represented at the meeting, either by proxy or by the person who owns the shares. In the event there are not sufficient shares present for a quorum or to approve any proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies. Advanced Energy’s transfer agent will deliver a report to the inspector of election in advance of the annual meeting, tabulating the votes cast by proxies returned to the transfer agent. The inspector of election will tabulate the final vote count, including the votes cast in person and by proxy at the meeting.

If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker concerning how to vote your shares. Under the rules for Nasdaq-listed companies, brokers cannot vote on certain matters without instructions from you. If you do not give your broker instructions or discretionary authority to vote your shares on such matters and your broker returns the proxy card without voting on a proposal, your shares will be recorded as “broker non-votes” with respect to the proposals on which the broker does not vote.

Broker non-votes and abstentions will be counted as present for purposes of determining whether a quorum is present. If a quorum is present, directors will be elected by a plurality of the votes present and each of the other matters described in this proxy statement will be approved by a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of any of the matters described in this proxy statement. Cumulative voting shall not be allowed in the election of directors or any of the proposals being submitted to the stockholders at the annual meeting.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
Election of six (6) directors	The six (6) nominees who receive the most votes will be elected	No effect

Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2014	Majority of the votes cast at the meeting (by proxy or in person) and voting “For” or “Against” the proposal	No effect

Advisory approval on the Company’s executive compensation	This is an advisory vote which is not binding	No effect

Approval of the Company's Short Term Incentive Plan	Majority of the votes cast at the meeting (by proxy or in person) and voting "For" or "Against" the proposal	No effect

If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and the By-laws of Advanced Energy, the number of votes that may be required to approve a proposal is either a majority of the shares of common stock represented at the meeting and entitled to vote, or a majority of the shares of common stock represented at the meeting and casting votes either for or against the matter being considered. The proxy card provided herewith gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the stockholders at the annual meeting.

Costs of Solicitation

Advanced Energy will bear the costs of soliciting proxies in connection with the annual meeting. In addition to soliciting your proxy by this mailing, proxies may be solicited personally or by telephone or facsimile by some of Advanced Energy’s directors, officers and employees, without additional compensation. We may reimburse our transfer agent, American Stock Transfer & Trust Company, our proxy agent, Mediant Communications, brokerage firms and other persons representing beneficial owners of Advanced Energy common stock for their expenses in sending proxies to the beneficial owners. We do not currently intend to retain a professional solicitor to assist in the solicitation of proxies, however, we may later elect to do so.

Delivery and Revocability of Proxies

In addition to the ability of our record stockholders to vote in person at the meeting, you may vote your shares either by (i) marking the enclosed proxy card and mailing it in the enclosed postage prepaid envelope, (ii) voting online at www.proxypush.com/aeis, or (iii) voting by telephone at (866) 390-9955. If you mail your proxy, please allow sufficient time for it to be received in advance of the annual meeting.

If you deliver your proxy and change your mind before the meeting, you may revoke your proxy by delivering notice to our Corporate Secretary at Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525, stating that you wish to revoke your proxy or by delivering another proxy with a later date. You may vote your shares by attending the meeting in person but, if you have delivered a proxy before the meeting, you must revoke it before the meeting begins. Attending the meeting will not automatically revoke your previously-delivered proxy.

Delivery of Documents to Stockholders Sharing an Address

If two or more stockholders share an address, Advanced Energy may send a single copy of this proxy statement and other soliciting materials, as well as the 2013 Annual Report to Stockholders, to the shared address, unless Advanced Energy has received contrary instructions from one or more of the stockholders sharing the address. If a single copy has been sent to multiple stockholders at a shared address, Advanced Energy will deliver a separate proxy card for each stockholder entitled to vote. Additionally, Advanced Energy will send an additional copy of this proxy statement, other soliciting materials and the 2013 Annual Report to Stockholders, promptly upon oral or written request by any stockholder to Investor Relations, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525; telephone number (970) 221-4670. If any stockholders sharing an address receive multiple copies of this proxy statement, other soliciting materials and the 2013 Annual Report to Stockholders and would prefer in the future to receive only one copy, such stockholders may make such request to Investor Relations at the same address or telephone number.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

A board of six (6) directors is to be elected at the Annual Meeting. The Board of Directors has nominated for election the persons listed below. Each nominee was recommended for reelection by our Nominating and Governance Committee. Douglas S. Schatz, who is currently a member of the Board, has notified the Company that he will not stand for reelection at the Annual Meeting. Mr. Schatz has decided not to stand for reelection in order to focus more time on the activities of his charitable foundations. Each of the nominees is currently a director of Advanced Energy. In the event that any nominee is unable to or declines to serve as a director at the time of the meeting, the proxy holders will vote in favor of a nominee designated by the Board of Directors, on recommendation by the Nominating and Governance Committee to fill the vacancy. We are not aware of any nominee who will be unable or who will decline to serve as a director. The term of office of each person elected as a director at the meeting will continue from the end of the meeting until the next Annual Meeting of Stockholders (expected to be held in the year 2015), or until a successor has been elected and qualified or until such director’s earlier resignation or removal.

NOMINEES

Name	Age	Director Since	Principal Occupation and Business Experience
Frederick A. Ball	51	2008
Frederick A. Ball is the Chief Financial Officer of Marketo, a leading provider of a cloud-based marketing platform, a position he has held since May 2011. Prior to Marketo, Mr. Ball was the Chief Financial Officer of Webroot Software, a leading provider of software security solutions, a position he had held from June 2008 to April 2011. From August 2004 to November 2007, Mr. Ball was the Senior Vice President and Chief Financial Officer of BigBand Networks, a provider of digital video networking platforms. From September 2003 until May 2004, Mr. Ball served as Chief Operating Officer of CallTrex Corporation, a provider of customer service solutions. Prior to his employment with CallTrex, he was employed with Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Prior to his employment with Borland, Mr. Ball served as Vice President, Mergers and Acquisitions for KLA-Tencor, a supplier of process control and yield management solutions for the semiconductor and related microelectronics industries, and prior to that as its Vice President of Finance. Mr. Ball was an accountant with PricewaterhouseCoopers for over 10 years. Mr. Ball has been a director of Electro Scientific Industries, Inc., a publicly held technology company, since 2003 and is a member of its audit committee.

Richard P. Beck	80	1995
Richard P. Beck joined Advanced Energy in March 1992 as Vice President and Chief Financial Officer and became Senior Vice President in February 1998. In October 2001, Mr. Beck retired from the position of Chief Financial Officer, but remained as a Senior Vice President of the Company until May 2002. Mr. Beck was chairman of the board of Applied Films Corporation, a publicly held manufacturer of flat panel display equipment, until August 2006 when it was acquired by Applied Materials, and he had served on Applied Films’ audit and nominating and governance committees. From 2001 to 2011, Mr. Beck was a director of TTM Technologies, Inc., a publicly held manufacturer of printed circuit boards, and served as a member of TTM Technologies’ nominating and governance

Name	Age	Director Since	Principal Occupation and Business Experience

committee and had been chairman of its audit committee. From August 2010 to February 2012, Mr. Beck served as a director of SemiLEDS, Inc., a publicly held manufacturer of LED chips, and was chairman of its audit committee and chairman of its nominating and governance committee. Mr. Beck was a director of Photon Dynamics, Inc., a publicly held manufacturer of semiconductor test equipment, from September 2000 to October 2004 and was chairman of its audit committee.

Garry W. Rogerson	61	2011
Garry W. Rogerson joined Advanced Energy in August 2011 as our Chief Executive Officer and as a Board member. Mr. Rogerson was Chairman from 2009 and Chief Executive Officer from 2004 of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Mr. Rogerson served as Varian’s Chief Operating Officer from 2002 to 2004. Mr. Rogerson received an honours degree and Ph.D. in biochemistry from the University of Kent at Canterbury. In 2012, Mr. Rogerson received an honorary Doctor of Science degree from the University of Kent at Canterbury. Mr. Rogerson is also the chairman of Coherent, Inc., a publicly held laser product manufacturer, a position he has held since 2007, and he currently serves on its audit committee and is the chair of its governance and nominating committee.

Edward C. Grady	66	2008
Edward C. Grady is currently President and Chief Executive Officer and a director at Electro Scientific Industries, Inc. (ESI), a supplier of laser based micro fabrication systems for consumer products, semiconductor and industrial applications, having assumed the position of President and Chief Executive Officer in February 2014. He has been a member of the board of directors at ESI since 2010. He served as Chairman and Chief Executive Officer of Reel Solar, an early stage start-up company focused on low cost PV Solar panel production technology and process, from 2010 until February 2014. Mr. Grady retired in October 2007 from his position as President and Chief Executive Officer of Brooks Automation, a publicly held provider of automation solutions to the global semiconductor and other complex manufacturing industries, including clean tech and data storage. Prior to joining Brooks Automation in February 2003, he ran multiple divisions at KLA-Tencor, a publicly held process control company, and had served as Chief Executive Officer of Hoya Micro Mask Inc., a supplier of photo masks and services to the semiconductor industry. Mr. Grady began his career as an engineer for Monsanto/MEMC and, during his 14 years with the company, rose to the position of Vice President of Worldwide Sales for EPI, a division of MEMC. Mr. Grady currently serves on the board of Cimetrix, a supplier of tool control and connectivity software. Mr. Grady also served on the board of directors of Brooks Automation from 2003 to 2008, Evergreen Solar, Inc. from 2005 to 2011, and Verigy Ltd. From 2007 to 2011.

Name	Age	Director Since	Principal Occupation and Business Experience
Terry Hudgens	59	2010
Terry Hudgens was a special advisor to Iberdrola Renewables, Inc., a leading provider of renewable energy from November 2008 to December 2012. From April 2007 until his retirement in November 2008, Mr. Hudgens served as president and chief executive officer of Iberdrola Renewables’ U.S. and Canadian energy businesses. Mr. Hudgens joined Iberdrola in connection with Iberdrola’s acquisition of PPM Energy, the U.S. subsidiary of Scottish Power plc, an electricity distributor and wind power producer, where he had served as President and Chief Executive Officer since May 2001. Prior to joining PPM Energy, Mr. Hudgens served in various management and operations positions with a number of utilities and energy companies, including PacifiCorp and Texaco Inc.

Thomas M. Rohrs	63	2006
Thomas M. Rohrs has served as Chairman of the Board of Ichor Systems since June 2013. Previously, he was the Chief Executive Officer of Skyline Solar, a solar equipment manufacturer, from June 2010 to September 2012. Mr. Rohrs had been an advisor and consultant to a number of companies, both public and private, including renewable energy companies from February 2009 to June 2010. From April 2006 to February 2009, Mr. Rohrs served as Chief Executive Officer and Chairman of the Board of Electroglas, Inc., a then public supplier of wafer probers and software solutions for the semiconductor industry. In July 2009, Electroglas filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, citing the dramatic decline in semiconductor manufacturing equipment resulting from the global economic recession. In August 2009, Mr. Rohrs began serving as Interim Chief Executive Officer of Electroglas, which subsequently has sold substantially all of its assets. From December 2004 to March 2010, Mr. Rohrs served as a director of Electroglas. From 1997 to 2002, Mr. Rohrs was with Applied Materials, Inc., a semiconductor equipment company, most recently as Senior Vice President of Global Operations, and served as a member of Applied’s executive committee. Mr. Rohrs serves on the board of directors of Foliage Systems, a product development company, of Vignani Technologies Pvt. Ltd., an engineering services company, of Intevac, Inc., a publicly held leading supplier of magnetic media processing systems and Ichor Systems, a private technology equipment provider. Mr. Rohrs served on the board of directors of Magma Design Automation, Inc., a publicly held electronic design automation software and design services company, from July 2003 to March 2012. Mr. Rohrs served on the board of Seque Manufacturing Services, a private manufacturing services company, from 2008 to 2012. Mr. Rohrs served on the board of directors of Ultra Clean Holdings, Inc. from 2003 to 2008 and was a member of its compensation and nominating committees. Mr. Rohrs served as a director of Ion Systems, Inc., a then private electrostatic control company, from 2003 until January 2006 when Ion Systems was sold.

Committee Membership
Director	Audit and Finance	Nominating and Governance	Compensation
Frederick A. Ball	x
Richard P. Beck		x	x
Edward C. Grady	x	x
Terry Hudgens		x	x
Garry W. Rogerson
Thomas M. Rohrs	x		x

The Board of Directors has determined that each of the nominees, other than Garry W. Rogerson, is an “independent director” within the meaning of the Nasdaq Stock Market Rules. To be considered independent, the Board must affirmatively determine, among other things, that neither the director nor any immediate family member of the director has had any direct or indirect material relationship with the Company within the last three years. The Board of Directors has made an affirmative determination that none of the independent directors has had any relationship with Advanced Energy or with another director that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director. In making this independence determination, the Board considered the potential effects of two of our directors concurrently providing management and consulting services to a company other than Advanced Energy, and two of our directors concurrently serving on the board of directors of a company other than Advanced Energy. The independent directors, if all of them are elected at the annual meeting, will constitute a majority of the Board of Directors. There is no family relationship amongst any of the directors and executive officers of the Company. The Company’s executive officers serve at the discretion of the Board.

Qualifications

The Board respects its responsibility to provide oversight, counseling and direction to the management of the Company in the interest and for the benefit of the stockholders. Accordingly, it seeks to be comprised of directors with diverse skills, experience, qualifications and characteristics. It is critical that directors understand the markets in which the company operates, particularly in the semiconductor capital equipment and solar equipment industries. It is equally important that, collectively, the directors have successful experience in each of the primary aspects of our business, including engineering, research and development, finance and audit, product strategy and development, customer relations, supply chain management and sales and marketing. The following are certain qualifications, experience and skills for Board members which are important to the Company’s business and its future:

•
Senior Leadership Experience.  Directors who have served in senior leadership positions are important to the Company, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a global scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

•
Public Company Board Experience.  Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the Chief Executive Officer and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

•
Industry and Technical Expertise.  Because the Company is a global leader in innovative power solutions for emerging, renewable-energy and IT markets, experience in relevant technology is useful in understanding the Company’s research and development efforts, competing technologies, the various products and processes the Company develops, the manufacturing and assembly-and-test operations and the market segments in which the Company competes.

•
Global Expertise.  Because the Company is a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

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Financial Expertise.  Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists the directors in understanding, advising and overseeing the Company’s capital structure, financing and investing activities, financial reporting and internal control of such activities.

Fred A. Ball brings to the Board his extensive experience in senior management, operations, finance and auditing, as he is currently the Chief Financial Officer of a leading provider of cloud-based marketing software and has served as Chief Financial Officer, Chief Operating Officer and Senior Vice President of various software providers. Mr. Ball’s 10 years of expertise as an accountant with PricewaterhouseCoopers also provides finance and accounting expertise. In addition, he serves on another public company board and its audit committee. Mr. Ball’s balance of experience enables him to work very productively with both the Board and senior management, particularly on strategic, finance and audit and executive compensation matters.

Richard P. Beck brings to the Board significant knowledge of the Company’s history and operations as he has been with the Company for over 20 years. Mr. Beck served initially as our Chief Financial Officer and remained as a director following his retirement. Mr. Beck also has significant experience serving on other public company boards, including as chairman of a board, as chair of an audit committee and on nominations and corporate governance committees. Within the past several years, Mr. Beck has attended a number of corporate governance conferences and other educational programs. He has led the Board in establishing policies and procedures that have greatly improved the organization and functioning of the committees and the Board.

Edward C. Grady brings to the Board his knowledge and experience in both the semiconductor capital equipment and solar equipment industries, as he has served as Chairman and Chief Executive Officer of an early stage solar equipment company, and has served as Chief Executive Officer of two companies providing services to the semiconductor industry. He shares with the Board and senior management the insight and understanding he has developed from his leadership at several companies, including in the areas of product strategy and development, service and organizational development. Mr. Grady also currently serves as President and Chief Executive Officer of a technology company supplying systems for semiconductor and industrial applications and serves on the board of other technology companies, providing cross-board experience.

Terry Hudgens brings to the Board a wealth of experience in the renewable energy and utility industries. He provides the Board and senior management with insight in respect of these industries, including doing business with regulated entities in the U.S. and Europe. Mr. Hudgens also brings senior leadership experience, having served as President and Chief Executive Officer of a renewable energy company, in addition to various management and operations positions with a number of utilities and energy companies.

Garry W. Rogerson brings to the Board years of executive and management experience in the high technology industry, including serving as the chairman and chief executive officer of Varian, Inc., and his years of service as a director and Chairman of Coherent, Inc.

Thomas M. Rohrs brings to the Board executive management and operations experience in the semiconductor capital equipment industry, particularly in the areas of research and development, supply chain management and product development. The Board and senior management benefit from his strategic thinking and prior involvement in the semiconductor capital equipment and solar equipment industries. Mr. Rohrs also has significant experience serving on several other public company boards, where he has been Chairman of the Board, as well as a member of the compensation and nominating committees.

Involvement in Certain Legal Proceedings

Except as otherwise noted, during the past ten years none of the persons currently serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) except with respect to Mr. Rohrs, as more fully described in Mr. Rohrs’ biography above, any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the Securities and Exchange Commission (the “SEC”) or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

Required Vote

The six (6) nominees will be elected to the Board upon receipt of a favorable vote (FOR) of a plurality of the votes cast at the meeting. Stockholders do not have the right to cumulate their votes for the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of the six (6) nominees. Votes withheld from a nominee will be counted for purposes of determining whether a quorum is present, but will not be counted as an affirmative vote for such nominee.

The Board of Directors recommends a vote “FOR” the election of each of the nominees named above.

Director Compensation
Compensation for non-employee directors for the fiscal year ended December 31, 2013 was as follows:

•	$45,000 annual retainer paid in equal quarterly installments in July, October, February, and April;

•	An additional $50,000 annual retainer for the Chair of the Board, paid in equal quarterly installments in July, October, February, and April;

•	Annual retainer fees of $26,000, $15,000 and $10,000 for the chairs of the Audit and Finance, Compensation and Nominating and Governance Committees, respectively;

•	Annual retainer fees of $13,000, $7,500, and $5,000 for committee members of the Audit and Finance, Compensation and Nominating and Governance Committees, respectively.

•
10,000 restricted stock units to each non-employee director upon initial election or appointment to the Board, which units vest as to 25% of the underlying shares on each annual anniversary of the grant date until fully vested on the fourth anniversary of the grant date; and

•
8,000 restricted stock units annually to each non-employee director on the date of his re-election at the annual meeting, which units vest as to 100% of the underlying shares on the anniversary of the grant date.

In February 2014, our Board of Directors adopted a Stock Ownership Policy, effective for years beginning with 2014, that requires non-employee members of the Board of Directors to own an amount of stock of the Company with a value equal to at least five times the annual retainer for Board service (exclusive of any compensation for Committee service, meeting fees, leadership roles and the like), based in each case, on the volume weighted average closing price of the Company's stock for the two fiscal years as of December 31 of the applicable year and subject to the terms in the policy. The policy provides for a phase-in period over five years to achieve the ownership goals.

The following table shows director compensation information for 2013.

2013 Director Compensation

Name	Fee Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas S. Schatz	95,000	135,760	—	—	—	—	230,760
Frederick A. Ball	71,000	135,760	—	—	—	—	206,760
Richard P. Beck	65,250	135,760	—	—	—	—	201,010
Edward C. Grady	60,250	135,760	—	—	—	—	196,010
Garry W. Rogerson	—	—	—	—	—	—	—
Thomas M. Rohrs	69,250	135,760	—	—	—	—	205,010
Terry Hudgens	61,250	135,760	—	—	—	—	197,010

(1)	The amounts in this column reflect the grant date fair value of awards granted in 2013.
(2)
As of December 31, 2013: (a) for Mr. Rogerson (related to CEO compensation) there are 208,103 outstanding options and 7,500 outstanding RSUs; (b) for Mr. Schatz there are 177,700 outstanding options and 8,000 outstanding RSUs; (c) for Mr. Beck there are 10,000 outstanding options and 9,500 outstanding RSUs; (d) for each of Messrs. Rohrs, Grady, and Ball, there are 9,500 outstanding RSUs; and (e) for Mr. Hudgens there are 11,750 outstanding RSUs.

Board of Directors Meetings

The Board of Directors held 11 meetings in 2013. During the year, 4 executive sessions were held. In 2013, the Board of Directors had an Audit and Finance Committee, a Nominating and Governance Committee and a Compensation Committee. In 2013, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the period for which he was a director) and the committees (held during the period for which he served on such committees) on which he served.

Members of the Board of Directors are welcomed and encouraged, but not required, to attend the Company’s annual stockholder meetings. The annual meeting held in May 2013 was attended in person or by telephone by two members of the Board of Directors.

Audit and Finance Committee

Composition and Meetings

The Company has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. From January 1, 2013 to May 1, 2013, the Audit and Finance Committee consisted of Messrs. Ball (Chairman), Beck and Rohrs. From May 2, 2013, the Audit and Finance Committee consisted of Messrs. Ball, Grady and Rohrs. Effective May 2, 2013, Mr. Beck rotated from the Audit Committee to the Compensation Committee and Mr. Grady rotated from the Compensation Committee to the Audit Committee. The Board determined that each of the members of the Audit and Finance Committee is “independent” in accordance with the Nasdaq Stock Market rules and the Securities Exchange Act of 1934, as amended. The Board of Directors has evaluated the credentials of Messrs. Ball, Beck, Grady and Rohrs and determined that they are “audit committee financial experts” as defined under the rules promulgated by the SEC. The Audit and Finance Committee met 5 times in 2013.

Policy on Audit and Finance Committee Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit and Finance Committee approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Approval is provided on a service-by-service basis. In 2013, the Audit and Finance Committee approved all of the audit services provided by Advanced Energy’s independent registered public accounting firm.

Audit and Finance Committee Charter and Responsibilities

The Audit and Finance Committee is governed by a written charter, which is available on our website at http://www.advanced-energy.com/en/Audit_Finance_Charter.html. The Audit and Finance Committee is responsible for, among other things:

•	selecting Advanced Energy's independent registered public accounting firm;

•	approving the scope, fees and results of the audit engagement;

•	determining the independence and evaluating the performance of Advanced Energy's independent registered public accounting firm and internal auditors;

•	approving in advance any audit and non-audit services and fees charged by the independent registered public accounting firm;

•
evaluating comments made by the independent registered public accounting firm with respect to accounting procedures and internal controls and determining whether to bring such comments to the attention of Advanced Energy's management;

•	reviewing the internal accounting procedures and controls with Advanced Energy's financial and accounting staff and approving significant changes;

•	reviewing and approving related party transactions; and

•
establishing and maintaining procedures for, and a policy of, open access to the members of the Audit and Finance Committee by the employees of and consultants to Advanced Energy to enable the employees and consultants to report to the Audit and Finance Committee concerns held by such employees and consultants regarding the financial reporting of the corporation and potential misconduct.

The Audit and Finance Committee also conducts financial reviews with Advanced Energy’s independent registered public accounting firm prior to the release of financial information in the Company’s Forms 10-K and 10-Q.

Management has primary responsibility for Advanced Energy’s financial statements and the overall reporting process, including systems of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Advanced Energy in conformity with accounting principles generally accepted in the United States and discusses with the Audit and Finance Committee any issues they believe should be raised.

Report of the Audit and Finance Committee

The Audit and Finance Committee has reviewed Advanced Energy’s audited financial statements, and met together and separately with both management and Grant Thornton LLP, the Company’s current independent registered public accounting firm, to discuss Advanced Energy’s quarterly and annual financial statements and reports prior to issuance. In addition, the Audit and Finance Committee has discussed with the independent registered public accounting firm the matters outlined in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), to the extent applicable and received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard

No. 1 (Independence Discussions with Audit Committees). Further, the Audit and Finance Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence.

Based on its review and discussion of the foregoing matters and information, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in Advanced Energy’s 2013 Annual Report on Form 10-K. The Audit and Finance Committee has recommended the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2014, subject to stockholder approval.

The Audit and Finance Committee

Frederick A. Ball, Chairman
Edward C. Grady
Thomas M. Rohrs

Nominating and Governance Committee

Composition and Meetings

The Nominating and Governance Committee consists of Messrs. Beck (Chairman), Grady and Hudgens. Each of the members of the Nominating and Governance Committee was and is an “independent director” within the meaning of the Nasdaq Stock Market rules. The Nominating and Governance Committee met 5 times in 2013.

Nominating and Governance Committee Charter and Responsibilities

The Nominating and Governance Committee is governed by a written charter and Board Governance Guidelines that are available on our website at www.advancedenergy.com.

The Nominating and Governance Committee is responsible for:

•	ensuring that a majority of the directors will be independent;

•	establishing qualifications and standards to serve as a director;

•	identifying and recommending individuals qualified to become directors;

•	considering any candidates recommended by stockholders;

•	determining the appropriate size and composition of the Board;

•	ensuring that the independent directors meet in executive session quarterly;

•
reviewing other directorships, positions, and business and personal relationships of directors and candidates for conflicts of interest, effect on independence, ability to commit sufficient time and attention to the Board or other suitablity criteria;

•
sponsoring and overseeing performance evaluations for the Board as a whole, conducting director peer evaluations, coordinating evaluations of the other committees with the other committees chairpersons;

•	developing and reviewing periodically, at least annually, the corporate governance policies and guidelines of Advanced Energy, and recommending any changes to the Board;

•	considering any other corporate governance issues that arise from time to time and referring them to the Board;

•	if the Board requests, developing appropriate recommendations to the Board; and

•	overseeing the Company’s insider trading policies and procedures.

Director Nominations

The Nominating and Governance Committee evaluates and interviews potential director candidates. All members of the Board may interview the final candidates. The Nominating and Governance Committee of the Board considers candidates for director nominees proposed by directors and stockholders, as described in more detail below. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees, and Spencer Stuart was retained in 2013. The Nominating and Governance Committee has no stated specific or minimum qualifications that must be met by a Board candidate. However, as set forth in the Company’s Board Governance Guidelines, the Nominating and Governance Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. In selecting nominees, the Nominating and Governance Committee assesses the independence, character and acumen of candidates. The Nominating and Governance Committee also endeavors to establish a number of areas of collective core competency of the Board. Therefore, the Nominating and Governance Committee assesses whether a candidate possesses skills including business judgment, leadership, strategic vision and knowledge of management, accounting, finance, industry, technology, manufacturing, international markets and marketing. Additional criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board.

The Board Governance Guidelines provide that the Nominating and Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. Although the Company does not have a formal diversity policy as part of the director selection process, the Board values a diverse set of viewpoints and experiences. In assessing the diversity of the Board, the Nominating and Governance Committee assesses such factors as age, understanding of and experience in manufacturing, technology expertise, finance and marketing acumen and exposure and experience in international markets. These factors, which are among the factors the Board and the Nominating and Governance Committee considers useful to a well-functioning board, are reviewed in the context of assessing the perceived needs of the Board at any particular point in time.

The Nominating and Governance Committee will consider any and all director candidates recommended by our stockholders that are submitted in accordance with the procedures set forth in the Company’s Amended and Restated By-laws. The Nominating and Governance Committee will apply the same processes and criteria in evaluating director candidates recommended by stockholders as it applies in evaluating director candidates recommended by directors, members of management or any other person. If you are a stockholder and wish to recommend a candidate for nomination to the Board of Directors, you should submit your recommendation in writing to the Nominating and Governance Committee, in care of the Corporate Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. Your recommendation must include all of the information set forth in Article III, Section 6(a) of the Amended and Restated Bylaws of Advanced Energy, including but not limited to, your name and address, the number of shares of Advanced Energy common stock that you own, the name of the person you recommend for nomination, the reasons for your recommendation, a summary of the person’s business history and other qualifications as a director of Advanced Energy and whether such person has agreed to serve, if elected, as a director of Advanced Energy. Please also see the information under “Proposals of Stockholders” on page 42 of this proxy statement.

Compensation Committee

Composition and Meetings

From January 1, 2013 to May 1, 2013, the Compensation Committee consisted of Messrs. Rohrs (Chairman), Grady and Hudgens. From May 2, 2013, the Compensation Committee consisted of Messrs. Hudgens (Chairman), Rohrs and Beck. Effective May 2, 2013, Mr. Beck rotated from the Audit Committee to the Compensation Committee and Mr. Grady rotated from the Compensation Committee to the Audit Committee. Each of the members of the Compensation Committee is (1) a “non-employee director” within the meaning of Rule

16b-3 under the Securities Exchange Act of 1934, as amended, (2) with the exception of Mr. Beck, an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code, as amended, and (3) an “independent director” within the meaning of the Nasdaq Stock Market rules. The Compensation Committee met 6 times in 2013.

Committee Charter and Responsibilities

The Compensation Committee is governed by a written charter, which is available on our website at www.advancedenergy.com. The Compensation Committee is responsible for recommending salaries, incentives and other compensation for directors and officers of Advanced Energy, administering Advanced Energy’s incentive compensation and benefit plans and recommending to the Board of Directors policies relating to such compensation and benefit plans. The Compensation Committee has also, from time to time, retained an independent compensation consultant to assist and advise the Compensation Committee in fulfilling these responsibilities.

Board Governance Structure

The Board Governance Guidelines set forth the Board’s policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. The Company believes this board leadership structure is most appropriate for the Company because it provides the Board with increased independence. Additionally, we separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles as they are presently defined. The principal responsibility of the Chief Executive Officer is to manage the business. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide counsel to the Chief Executive Officer on behalf of the Board.

Senior management manages material risks and reviews such risks with the Chief Executive Officer, and if warranted, the Board. As part of its general oversight role, the Board reviews business reports from management that routinely outlines operational risks that may exist from time to time. In addition, for risks related more specifically to the financial operations of the Company, such as credit risk and liquidity risk, the Audit and Finance Committee examines reports from management and reviews such risks in light of the Company’s business operations.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS ADVANCED ENERGY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

On February 5, 2014, the Audit and Finance Committee approved the continued appointment of Grant Thornton LLP for 2014 as the Company’s independent registered public accounting firm. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit and Finance Committee will reconsider its selection. Even if the selection is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee feels that such a change would be in the best interests of Advanced Energy and our stockholders.

A representative of Grant Thornton LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she so desires. Moreover, the representative is expected to be available to respond to appropriate questions from the stockholders.

Audit Fees

The following table presents fees paid by Advanced Energy for professional services rendered by Grant Thornton, LLP for 2012 and 2013. We did not pay any fees to Grant Thornton, LLP for tax compliance, tax advice or tax planning during 2012 or 2013. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Advanced Energy’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit and Committee also may pre-approve particular services on a case-by-case basis, as required.

Fee Category	2012	2013
	(In thousands)
Audit Fees (1)	$1,067	$1,317
Audit Related Fees (2)	—	—
Other Fees (3)	93	40
Total Fees	$1,160	$1,357

(1)
Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Advanced Energy’s consolidated financial statements and internal controls over financial reporting, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Advanced Energy’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Other Fees consisted of fees for due diligence procedures.

Required Vote

Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for Advanced Energy for 2014 requires the affirmative (FOR) vote of a majority of the shares of common stock cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm.

PROPOSAL NO. 3

ADVISORY APPROVAL ON THE COMPANY’S EXECUTIVE COMPENSATION

We are providing our stockholders an opportunity to indicate whether they approve of our named executive officer compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement. The proposal is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. Accordingly, stockholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. Last year, we received an approximately 99% approval rate for our say on pay vote. After this annual meeting we expect that the next stockholder advisory vote on the Company’s executive compensation will occur at the 2015 annual meeting of stockholders.

Advanced Energy’s compensation program is designed and administered by the Compensation Committee, which is composed entirely of independent directors within the meaning of the Nasdaq Market rules. We carefully consider many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. Our executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase stockholder value. The Compensation Committee has designed our compensation program to be competitive with the compensation offered by those peers with whom we compete for executive talent. Targets for base salaries, annual cash incentive and long-term incentive awards for executives factor in competitive data. A large proportion of our executive officers’ total potential compensation is performance-based in order to align their interests with those of our stockholders and place more of their compensation at risk and emphasize a long-term strategic view. The Compensation Committee deliberately designs compensation objectives in order to allocate a significant percentage of each of our named executive officers’ compensation to performance-based measures. As discussed in the Compensation Discussion and Analysis beginning on page 24 of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders. For example:

•
We strive to structure our executive compensation programs within a framework that measures performance using a variety of financial and non-financial metrics. We do this to promote and reward actions that strengthen the company’s long-term health while promoting strong annual results.

•
We make annual compensation decisions based on an assessment of each executive’s performance against goals that promote the company’s success by focusing on our shareholders, customers and employees. We focus not only on results but on how results were achieved.

•
We strive to structure our executive compensation programs to be consistent with and support sound risk management. We have reviewed the design and controls in our incentive compensation program to assess the effectiveness of the program and our compensation practices in controlling excessive risk.

Required Vote

The votes on Proposal No. 3 are advisory in nature and, therefore, are not binding on Advanced Energy. However, the Board and Compensation Committee will review the results of the vote in making future compensation decisions. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal No. 3 to approve the compensation of Advanced Energy’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement set forth under the caption “Executive Compensation” of this proxy statement.

The Board of Directors recommends a vote “FOR” the Approval of the compensation of Advanced Energy’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

PROPOSAL NO. 4
APPROVAL OF THE COMPANY'S SHORT TERM INCENTIVE PLAN

Overview

The Compensation Committee of the Board of Directors unanimously adopted and approved Advanced Energy’s Short Term Incentive Plan (the "STIP") on December 6, 2011, and is submitting the STIP to stockholders for their approval at this meeting. The STIP is designed to align management’s performance with the interests of the Company’s shareholders and reinforces our “Pay for Performance Culture.” The STIP replaced the prior Leadership Corporate Incentive Plan and Employee Corporate Incentive Plan. The STIP is an annual cash incentive plan with performance metrics set each year.

Why You Should Vote for the STIP

The Compensation Committee believes it is in the best interests of Company and its stockholders to provide for a plan under which incentive awards paid to the Company’s management can qualify as "qualified performance-based compensation" for deductibility under Section 162(m) of the Internal Revenue Code, as amended ("Section 162(m)") in order to maximize the Company’s income tax deductions. Accordingly, the STIP is being submitted to the Company’s stockholders for approval so that payments under the STIP can qualify as qualified performance-based compensation. Should shareholders not approve this proposal, the Compensation Committee is expected to continue the STIP given its focus on performance even though it may not qualify for deductibility under Section 162(m).

The purpose of the STIP is to provide cash bonus incentives that promote the achievement of weighted performance metrics of revenue, operating income excluding restructuring charges (as used herein, "non-GAAP operating income"), and cash each fiscal year so as to enhance stockholder value. The Company would like to have the cash bonus incentives paid under the STIP to executive officers qualify as performance-based compensation and be deductible without limit under Section 162(m). In general, Section 162(m) imposes a limit on corporate tax deductions for compensation in excess of $1 million per year paid by a public company to its chief executive officer and three other most highly compensated executive officers, other than the chief financial officer. An exception to this $1 million limitation is provided for qualified performance-based compensation that satisfies certain conditions set forth in Section 162(m) and the regulations promulgated thereunder. One of the requirements of performance-based compensation for purposes of Section 162(m) is that the material terms of the performance goal under which compensation may be paid be disclosed to and approved by the Company’s stockholders prior to payment. For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation, (2) a description of the business criteria on which the performance goal is based and (3) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the STIP, each of these aspects is discussed below, and stockholder approval of the STIP will be deemed to constitute approval of each of these aspects of the STIP for purposes of the approval requirements of Section 162(m).

The following is a summary of the principal features of the STIP. The following summary does not purport to be a complete description of all provisions of the STIP and is qualified in its entirety by the complete text of the STIP, which is attached to this proxy statement as Annex A. Stockholders are urged to read the STIP in its entirety.

Plan Summary

Eligibility.  Under the STIP, the Compensation Committee selects the full-time employees of the Company that may participate in the Plan. Typically, executive officers (as such term is defined under Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended) of the Company and other members of management have been selected as eligible employees to receive a cash bonus incentive under the STIP. As of February 1, 2014, five (5) executive officers (including the CEO) and nine (9) other members of management were eligible to participate in the STIP.

Administration, Amendment and Termination.    The STIP is administered by the Compensation Committee. Prior to May 2013, the Compensation Committee consisted of Messrs: Hudgens, Rohrs and Grady, all of whom were "outside directors" for purposes of Section 162(m). In May 2013, Mr. Grady moved to the Audit Committee and Mr. Beck was appointed to the Compensation Committee. With regards to decisions related to the STIP and other performance-based compensation after May 2013, Mr. Hudgens and Mr. Rohrs will constitute the "outside directors" for purposes of Section 162(m) (the “Outside Directors”) and Mr. Beck will abstain from any decisions related to STIP and performance-based compensation consistent with applicable Internal Revenue Service interpretations and guidance. The Outside Directors of the Compensation Committee will be responsible for the administration of the STIP. Consistent with the terms of the plan, the Outside Directors of the Compensation Committee are authorized to interpret the STIP, to prescribe, amend, and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary. Any decision of the Outside Directors of the Compensation Committee in the interpretation and administration of the STIP, as described therein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Consistent with its terms, the STIP may be amended or terminated at any time by the Outside Directors of the Compensation Committee, and will require stockholder approval only to the extent required to satisfy the conditions for exemption under Section 162(m) or otherwise.

Incentive Formula.    In any fiscal year, cash bonus incentives will be paid to participants under the STIP only if performance metrics related to revenue, non-GAAP operating income and cash each fiscal year are met for the organizational unit that the participant belongs to (e.g., corporate, thin films business unit or solar business unit). A threshold level of achievement for corporate non-GAAP operating income for the fiscal year must be met in order to trigger any payout of the revenue and non-GAAP operating income portions of the STIP (regardless of the participant’s assigned business unit). In addition to the corporate non-GAAP operating income threshold being met, a business unit is also required to achieve its relevant non-GAAP operating income threshold for the fiscal year in order to trigger any payout of the business unit's revenue and non-GAAP operating income portions of the STIP. Regardless of the level of non-GAAP operating income achieved, the cash flow portion of the target bonus award may payout provided the relevant business unit cash flow threshold for the fiscal year has been met or exceeded. If the performance metrics for the participants are not met, but the Company or the business unit , as the case may be, meets a specified minimum threshold of cash flow for the fiscal year, the terms of the STIP provide for an award of up to 40% of the pre-established target bonus to each participant, based on the formula set forth in the STIP.

The pre-established target bonus under the STIP for the CEO is equal to 100% of his base salary and the pre-established target bonus under the STIP for executive officers (other than the CEO) is equal to 75% of such executive officer’s base salary. For vice president participants that are not executive officers, the pre-established target bonus is equal to 45% of his/her base salary. If the Company exceeds the performance metrics in any given fiscal year, a cash bonus greater than the target amount may become payable to a participant, up to a maximum of 200% of the target bonus. Accordingly, the maximum amount of cash bonus incentive payable to each participant under the STIP can be calculated.

Certification.    As soon as reasonably practicable following the conclusion of each fiscal year and prior to the payment of any incentive under the STIP, the Outside Directors of the Compensation Committee will certify, in writing, the calculation of the performance metrics for the fiscal year and the actual incentive that the Outside Directors of the Compensation Committee has determined shall be paid to the participant, in each case, as and to the extent required by Section 162(m) of the Code. No incentive payment will be paid under the STIP unless and until the Outside Directors of the Compensation Committee makes a certification in writing as required to satisfy the conditions for qualifying performance-based compensation under Section 162(m).

Termination of Employment.    No incentive will be earned for a given fiscal year unless the participant is an employee of the Company or its subsidiaries at the time such incentive is paid or as otherwise determined by the Outside Directors of the Compensation Committee.

Payment of Incentives.    An incentive awarded under the STIP for a fiscal year shall be paid in cash at such times and on such terms and conditions as the Outside Directors of the Compensation Committee may determine.

Effective Date.    The STIP was effective as of December 6, 2011.

Plan Benefits.     Incentive awards under the STIP to employees of the Company will be made at the discretion of the Outside Directors of the Compensation Committee. For this reason, the Company cannot determine the benefits that might be received by eligible employees under the STIP.

Federal Tax Aspects.    The Company intends awards under the STIP to qualify as performance-based compensation under the requirements of Section 162(m), and therefore to be deductible by the Company. The STIP is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Section 401(a) of the Code.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting is required to approve the STIP. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

The Board of Directors recommends a vote “FOR” the Approval of the Company’s Short Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 1, 2014 there were 40,616,668 shares of the Company’s common stock outstanding. The following table sets forth the beneficial ownership of Advanced Energy common stock as of February 1, 2014 (unless otherwise noted) by:

•	each person known to us to beneficially own more than five percent (5%) of the outstanding common stock;

•	each director and nominee for director;

•	each named executive officer identified on pages 32 - 34 of this proxy statement; and

•	the current directors and executive officers as a group.

Unless otherwise indicated, the address of each individual named below is c/o Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

Name of Stockholder	Shares of Common Stock Beneficially Owned		Percent Owned
Douglas S. Schatz, Chairman of the Board of Directors	2,613,851	(1)(2)(9)	6.4%
BlackRock, Inc.	4,534,789	(3)	11.3%
T. Rowe Price Associates, Inc.	3,324,920	(4)	8.3%
Royce & Associates, LLC	2,641,357	(5)	6.6%
The Vanguard Group	2,580,354	(6)	6.5%
Frontier Capital Management Co., LLC	2,493,004	(7)	6.2%
Garry W. Rogerson, Chief Executive Officer	245,872	(2)(8)	*
Danny C. Herron, Executive Vice President and Chief Financial Officer	104,234	(2)(8)(12)	*
Yuval Wasserman, President of the Thin Films Business Unit	25,194	(2)(8)	*
Gordon Tredger, President of Solar Energy Business Unit	37,993	(2)(8)	*
Thomas O. McGimpsey, Executive Vice President of Corporate Development & General Counsel	68,147	(2)(8)(12)	*
Richard P. Beck, Director	33,732	(2)(9)	*
Thomas M. Rohrs, Director	37,500	(9)	*
Terry Hudgens, Director	17,250	(9)	*
Frederick A. Ball, Director	38,500	(9)	*
Edward C. Grady, Director	11,000	(9)	*
All executive officers and directors, as a group (11 persons)	3,233,273	(9)(10)(11)	8.0%

(1)
Includes 2,436,151 shares held by the family trust of Mr. Schatz and his wife, and 74,168 shares held by a charitable foundation of which Mr. Schatz, his wife and other members of his immediate family are the trustees. Mr. Schatz, his wife and the family trust each report sole dispositive power with respect to the shares held by the family trust. Mr. Schatz and his wife may be deemed to share with the other trustees voting and dispositive power with respect to the charitable foundation’s 74,168 shares. Mr. Schatz and his wife disclaim beneficial ownership of the 74,168 shares held by the charitable foundation. Mr. Schatz reports sole dispositive and voting power with respect to 177,700 shares that Mr. Schatz may acquire pursuant to stock options.

(2)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of February 1, 2014 pursuant to stock options granted or assumed by Advanced Energy:
	Douglas S. Schatz	177,700
	Garry W. Rogerson	217,500
	Danny C. Herron	84,483
	Yuval Wasserman	19,033
	Gordon Tredger	22,144
	Thomas O. McGimpsey	65,877
	Richard P. Beck	10,000

(3)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on January 10, 2014 by BlackRock, Inc., amending the Schedule 13G previously filed by Barclays Global Investors, N.A., reports dispositive power over 4,534,789 shares, or 11.3%. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 7, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”) reports dispositive power over 3,324,920 shares, or 8.3%. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on January 6, 2014 by Royce & Associates, LLC reports dispositive power over 2,641,357 shares, or 6.6%. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(6)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 10, 2014 by The Vanguard Group., reports dispositive power over 2,580,354 shares, or 6.5%. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 14, 2014 by Frontier Capital Management Co., LLC, reports dispositive power over 2,493,004 shares, or 6.2%. The address for Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.

(8)
Includes beneficial ownership of the following numbers of shares that will be acquired within 60 days of February 1, 2014 pursuant to stock awards (also called “restricted stock units”) granted or assumed by Advanced Energy:

	Garry Rogerson	28,372
	Danny C. Herron	19,306
	Yuval Wasserman	6,161
	Gordon Tredger	15,849
	Thomas O. McGimpsey	1,607

(9)	The shares reported in the table do not include awards that will be granted to each non-employee director if such person is reelected to the Board of Directors at the annual meeting.

(10)
The shares reported in the table include 596,737 shares that the 12 executive officers and directors collectively have the right to acquire within 60 days of February 1, 2014 pursuant to stock options granted by Advanced Energy.

(11)
The shares reported in the table include 25,467 shares that the 12 executive officers and directors collectively will acquire within 60 days of February 1, 2014 pursuant to stock awards granted by Advanced Energy.

(12)	Includes beneficial ownership of the following numbers of shares purchased and owned in Advanced Energy's Employee Stock Purchase Plan ("ESPP Plan"):
	Danny C. Herron	445
	Thomas O. McGimpsey	663

*	Less than 1%

Pledged Shares

In November 2002, Douglas S. Schatz, our Chairman of the Board, his wife and the family trust of Mr. Schatz and his wife entered into a revolving line of credit with Silicon Valley Bank. The family trust pledged Advanced Energy common stock under a pledge and security agreement as collateral for the line of credit. Since November 2002, the credit limit on the line of credit has fluctuated and has been secured by the same pledge and security agreement. As of February 1, 2014, the number of shares subject to the pledge and security agreement is approximately 2,400,000 shares, approximately 5.9% of the Advanced Energy common stock currently outstanding. The line of credit is currently active with a $2.5 million balance. The line is subject to renewal in April of 2014. The pledged shares also collateralize a separate term loan of $10 million and a separate line of credit of $10 million with Silicon Valley Bank which are also fully drawn with maturity dates in 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary and Overview of 2013 Compensation

Our Company’s long-term success depends on our ability to fulfill the expectations of our customers in a competitive environment and deliver value to stockholders. To achieve these goals, it is critical that we are able to attract, motivate, and retain highly talented individuals at all levels of the organization who are committed to the Company’s values and objectives. Accordingly, the Company strives to provide compensation that is (a) linked to shareholder value creation, (b) reflective of the overall performance of the Company, and (c) considerate of the competitive market levels of compensation needed to recruit, retain and motivate top executive talent, while remaining consistent with the other objectives.

In December 2011, and as part of the Company’s focus on delivering improved shareholder value, the Compensation Committee redesigned its executive compensation plans to more closely align executive compensation with shareholders’ interests and reinforce a “Pay for Performance Culture.” The new compensation plans are integrated into the Company’s 2012-2014 strategic plan and provide incentives designed to align the executive officers’ performance with the interests of the Company’s shareholders and also encourage retention.

Our compensation decisions in 2013 were designed to meet these goals. As set forth in more detail below, our Compensation Committee reinforced our philosophy of “pay for performance” by awarding cash bonuses under our 2013 Short Term Incentive Plan (“STI Plan”) and awarding long term equity incentives under our 2012-2014 Long Term Incentive Plan (“LTI Plan”) to our named executive officers only when applicable pre-established financial performance metrics (some of which are non-GAAP measures) for the business units or the Company, as the case may be, were met.

Compensation Philosophy and Objectives

The Company’s executive compensation program is based on the same objectives that guide the Company in establishing all of its compensation programs:

•	Compensation fosters the long-term focus required for the Company’s success by aligning executive officer’s interests with those of shareholders.

•
Compensation reflects the level of job responsibility and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance because those employees are more able to affect the Company’s results.

•
Compensation reflects the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

Overview of Executive Compensation Program

The Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. Accordingly, the Compensation Committee strives to develop and maintain competitive, progressive programs that reward executives for continuous improvement in key financial metrics that drive company performance and stockholder value. The Compensation Committee also recognizes the need for compensation programs to attract, retain and motivate high-caliber employees, foster teamwork, and maximize the long-term success of Advanced Energy by appropriately rewarding our executives for their achievements. The Compensation Committee evaluates risk and rewards associated with the Company’s overall compensation philosophy and structure. Pursuant to the Compensation Committee Charter, the Compensation Committee may form and delegate authority to subcommittees when appropriate.

The Compensation Committee has the authority to engage independent advisors to assist in making determinations with respect to the compensation of executives and other employees. In 2013, the Compensation Committee engaged Radford, an Aon Hewitt company, to conduct a competitive review of executive compensation, analyzing the primary elements of compensation for the officers of the Company and our annual and long term incentive programs. Information regarding the competitive review is provided below under the heading “Benchmarking Against Peer Companies.” Radford has not provided any other services to the Company or the Compensation Committee and has not received compensation other than with respect to the services provided to the Compensation Committee.

Role of Executive Officers in Compensation Decisions

The Compensation Committee meets with the Company’s Chief Executive Officer and other senior executives in order to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. Management discusses with the Compensation Committee the practices that have been put in place to identify and mitigate, as necessary, potential risks. The Chief Executive Officer annually reviews the performance of each executive officer, other than himself. The Chief Executive Officer’s performance is reviewed by the Compensation Committee which makes recommendations to the full Board.

With support from market compensation data, performance reviews and other information, management makes recommendations to the Compensation Committee on the base salaries, bonus targets and equity compensation for the executive officers and other executives other than the Chief Executive Officer. The Compensation Committee takes management’s recommendations into consideration, but is not bound by management’s recommendations with respect to executive compensation. The compensation for the Chief Executive Officer is recommended by the Compensation Committee.

While management attends certain meetings of the Compensation Committee, the Compensation Committee also holds executive sessions not attended by any members of management or by non-independent directors. The Compensation Committee makes all compensation decisions in respect of the executive officers and approves recommendations regarding equity awards to selected officers.

Benchmarking Against Peer Companies

One factor that the Compensation Committee considers when making compensation decisions is the compensation paid to executives of a peer group of companies. The Compensation Committee also considers, and generally relies more heavily upon, other factors discussed below under the heading “Components of Executive Compensation.” Because the comparative compensation information is just one of several factors used to determine executive compensation, and such information is not collected every year, the Compensation Committee has broad discretion as to the extent to which it uses such information.

In setting the 2013 compensation for our executive officers, the Compensation Committee reviewed the comparative analysis provided by Radford in March of 2013.

The peer companies utilized for the comparative review were chosen to represent direct competitors of Advanced Energy, companies in the semiconductor and electronic equipment industries and companies with which Advanced Energy competes for executive talent. The peer companies consist of the following 18 publicly traded companies from the semiconductor, electronic equipment and solar industries of roughly similar size to Advanced Energy:

American Superconductor Corporation	Electro Scientific Industries, Inc.	LTX-Credence Corporation
ATMI, Inc.	EnerNOC, Inc.	MKS Instruments, Inc.
Axcelis Technologies, Inc.	Entegris, Inc.	Photronics, Inc.
Brooks Automation, Inc.	FEI Company	Power-One, Inc.
Coherent, Inc.	FormFactor, Inc.	Rudolph Technologies, Inc.
Cymer, Inc.	Kulicke & Soffa Industries, Inc.	Veeco Instruments, Inc.

The Radford analysis indicated that, on average, Advanced Energy’s executive officers are compensated in the 50th percentile among the peer group. The Compensation Committee continues to retain broad discretion as to the extent to which it uses such information. In 2013, the Compensation Committee determined it to be in the best interests of the Company to offer compensation in the 50th percentile in order to recruit top tier executive talent. In 2013, the Compensation Committee also considered the scope of an executive’s duties as compared to benchmark positions and the executive’s performance in prior periods in setting compensation above or below the 50th percentile for individual executives.

Components of Executive Compensation

For 2013, the principal components of compensation for named executive officers were: (1) Base Salary, (2) Annual Performance-Based Incentive Compensation under the STI Plan, (3) Long-Term Performance-Based Equity Incentive Compensation under the LTI Plan, (4) Personal Benefits, and (5) Other Compensation. Under the LTI Plan, the Compensation Committee has the discretion to authorize a cash settlement of awards of Performance Share Units (PSUs). In determining the amount and relative allocation among each component of compensation for each named executive officer, the Compensation Committee considered, among other factors, the Company’s and each executive officer’s performance during the year, historical rates of executive compensation, data obtained from management’s recruitment activities, the comparative review and analysis provided by Radford and alignment with the Company’s overall compensation philosophy.

Base Salary

Base salaries are set at levels that the Compensation Committee deems to be sufficient to attract and retain highly talented executive officers capable of fulfilling the Company’s key objectives. Base salaries are also set with the goal of rewarding executive officers on a day-to-day basis for their time and services while encouraging them to strive for performance-based and long-term incentives.

For 2013, the Compensation Committee set the base salaries as follows:

Name	Position	Base Salary (per annum)
Garry W. Rogerson	Chief Executive Officer	$600,000
Danny C. Herron	Executive Vice President and Chief Financial Officer	$308,000
Yuval Wasserman	President of the Thin Films Business Unit	$385,220
Gordon Tredger	President of the Solar Energy Business Unit	$300,000
Thomas O. McGimpsey	Executive Vice President of Corporate Development & General Counsel	$283,500

Annual Performance-Based Incentive Compensation

The STI Plan was designed to encourage the Company’s named executive officers and other key members of management who are selected to participate in the STI Plan to exceed annual financial objectives reflected by achievement of weighted performance metrics of revenue, non-GAAP operating income and cash flow for the Thin Films business unit, Solar Energy business unit and/or Company as a whole, as determined for each participant. Each performance metric is evaluated separately applying an achievement scale of 0% to 200%. The targets described below are the values at which 100% of the achievement scale is set. Minimum thresholds must be met for certain metrics in order for any payout to be made in respect of those metrics. If the performance thresholds for the participants are not met, but the Company or the business unit, as the case may be, meets a specified minimum threshold of cash flow for the fiscal year, the terms of the STI Plan provide for an award of up to 40% of the pre-established target bonus to each participant, based on the formula set forth in the STI Plan. If the Company exceeds the performance targets, a cash bonus greater than the target bonus amount may become payable to a participant, up to a maximum of 200% of the target bonus. Awards under the STI Plan are subject to other terms and conditions including funding of such plan. The target bonus for the Chief Executive Officer is 100% of his base salary and for the other named executive officers is 75% of their base salaries. We believe the measures and structure provided under the STI Plan are closely aligned with our 2013 compensation philosophy of improving Company performance. We also believe the performance measures are designed to drive increases in shareholder value over time.

As shown below, the Company’s 2013 performance for revenue, non-GAAP operating income and cash flow indicates a strong focus on business fundamentals.

The 2013 corporate targets at 100% under the STI Plan for revenue, non-GAAP operating income and cash flow were $625.4 million, $57.8 million and $35 million, respectively. The 2013 achievement on these financial metrics were $547.0 million, $61.0 million and $45.2 million, respectively. The targets are weighted 35% for revenue, 40% for non-GAAP operating income and 25% for cash flow, resulting in a payout of 125% of the target payments under the STI Plan based on these corporate metrics. All of Messrs. Rogerson, Herron and McGimpsey’s compensation pursuant to the STI Plan is based on achievement of the corporate metrics for the Company as a whole. 20% of the compensation for which Messrs. Wasserman and Tredger are eligible pursuant to the STI Plan is based on the achievement of the corporate metrics for the Company as a whole.

The 2013 Thin Films business unit targets at 100% under the STI Plan for revenue, non-GAAP operating income and cash flow were $255 million, $35 million and $30.6 million, respectively. The 2013 achievement on these financial metrics were $296.5 million, $64.8 million and $66.4 million, respectively. 80% of the compensation for which Mr. Wasserman is eligible pursuant to the STI Plan is based on the achievement of these Thin Film business unit metrics. The targets are weighted 35% for revenue, 40% for non-GAAP operating income and 25% for cash flow for the Thin Films business unit, which resulted in a payout of 200% of the target bonus payout under the STI Plan for the Thin Films business unit metrics. Mr. Wasserman received a payout of $462,266 in respect of the Thin Films business unit metrics. Mr. Wasserman received a payout of $72,089 in respect of the 20% of his potential STI Plan payout related to attainment of the corporate metrics for the Company as a whole, which are discussed above.

The 2013 Solar Energy business unit targets at 100% under the STI Plan for revenue, non-GAAP operating income and cash flow were $370.4 million, $28.8 million and $10.3 million, respectively. The 2013 achievements on these financial metrics were $250.5 million, ($3.8) million and ($24.8) million, respectively. 80% of the compensation for which Mr. Tredger is eligible pursuant to the STI Plan is based on the achievement of these Solar Energy business unit metrics. The targets are weighted 35% for revenue, 40% for non-GAAP operating income and 25% for cash flow for the Solar Energy business unit, which resulted in no payout of the target bonus under the STI Plan for the Solar Energy business unit metrics. Mr. Tredger, did not receive a payout in respect of the Solar Energy business unit metrics. Mr. Tredger received a payout of $56,143 in respect of the 20% of his potential STI Plan payment related to attainment of the corporate metrics for the Company as a whole, which are discussed above.

As a result of such performance, the Chief Executive Officer and named executive officers were awarded the following cash payouts under the STI Plan.

Name	Position	STI Plan Payout
Garry W. Rogerson	Chief Executive Officer	$748,569
Danny C. Herron	Executive Vice President and Chief Financial Officer	288,199
Yuval Wasserman	President of the Thin Films Business Unit	534,355
Gordon Tredger	President of the Solar Energy Business Unit	56,143
Thomas O. McGimpsey	Executive Vice President of Corporate Development & General Counsel	265,274

Long-Term Equity Incentive Compensation

The LTI Plan is a performance-based equity plan under the Company’s 2008 Omnibus Incentive Plan, as amended (the “2008 Plan”), with awards vesting based upon the return on net assets, excluding cash and restructuring charges, achieved by the Company during each year of the LTI Plan. For executive officers who participate in the LTI Plan, awards will vest each year as to equity with an approximate grant date value (used for internal compensation determination purposes) of $525,000, which is referred to in the plan as the “target amount,” if the Company achieves the target return on net assets determined under the applicable annual operating plan approved by the Board of Directors (“RONA target”). Such awards will consist of (1) performance units that the Compensation Committee can elect to settle in performance stock or cash (which cash would be equivalent to the market value of such performance stock at the time of vesting, or a combination thereof), representing 70% of the target amount, and (2) performance stock options representing 30% of the target amount.

The LTI Plan provides for minimum vesting of 50% of the target amount of each award, so long as the Company has positive non-GAAP operating income for the fiscal year. The awards will vest as to more than 50% of the target amount, based on a formula set forth in the plan, if and to the extent the Company exceeds a specified minimum return on net assets threshold (which is less than the RONA target), but in no event will the awards vest as to more than 200% of their target amounts.

The performance units are evidenced by award letters given to the executive officers and other key members of management who are selected to participate in the LTI Plan. The award letters provide for the vesting of performance shares as set forth above, and settlement in cash, stock (or a combination thereof), as determined by the Compensation Committee, after the Company’s return on net assets has been calculated for such year. Awards under the LTI plan are subject to other terms and conditions outlined in the LTI Plan.

On January 3, 2012, grants were made under the LTI Plan for each yearly performance period (2012, 2013 and 2014). Each of Yuval Wasserman, President of Thin Films Business Unit, Gordon Tredger, President of Solar Energy Business Unit, Danny Herron, Executive Vice President and Chief Financial Officer, and Thomas McGimpsey, Executive Vice President of Corporate Development and General Counsel was granted 50,906 performance stock options and awarded 59,392 performance units for each performance period under the LTI Plan, which represent the maximum amount of such awards that may vest each year if the Company were to achieve the applicable annual stretch goal for return on net assets. This represents a total of 152,718 performance stock options granted and 178,176 performance units awarded to each named executive officer identified above for all three one-year performance periods. The RONA target goals that have been established for the three years significantly exceed the prior three year average return on net assets performance levels for the Company.

Mr. Rogerson was not originally part of the LTI Plan grants on January 3, 2012. On May 8, 2013, the Compensation Committee decided to include Mr. Rogerson in the LTI Plan and granted him 43,103 performance stock options and 50,287 performance units related to the 2013 performance period, which represent the maximum amount of such awards that may vest if the Company were to achieve the applicable annual stretch goal for return on net assets.

Also on May 8, 2013, and separate from the LTI Plan, the Compensation Committee granted Mr. Rogerson 42,135 restricted stock units pursuant to the 2008 Omnibus Incentive Plan. One third of such award (or 14,045 shares) vested on each of May 9, 2013, September 30, 2013 and December 31, 2013.

The 2013 RONA target at 100% under the LTI Plan was 31.6% (excluding cash). Based on the Company return on net assets performance in 2013 of 34.8% (excluding cash), this resulted in performance shares vesting for each award for the named executive officers as shown below. In accordance with the terms of the LTI Plan, the Compensation Committee decided to settle such performance shares in cash as shown below. In addition, and based on attaining the same return on net assets performance, performance stock options vested for each of the named executive officers as shown below.

Name	Position	Cash Settlement of Performance Shares	Vesting of Performance Options
Garry Rogerson	Chief Executive Officer	$1,022,232	32,743
Danny C. Herron	Executive Vice President and Chief Financial Officer	1,207,277	38,669
Yuval Wasserman	President of the Thin Films Business Unit	1,207,277	38,669
Gordon Tredger	President of the Solar Energy Business Unit	1,207,277	38,669
Thomas O. McGimpsey	Executive Vice President of Corporate Development and General Counsel	1,207,277	38,669

In August of 2011, and as part of the appointment of Garry W. Rogerson as our Chief Executive Officer, the Company made the following grants to Mr. Rogerson which are focused on stock price appreciation:

•	an option to purchase 157,500 shares of the Company’s common stock, which will vest in 3 equal, annual installments over a 3 year period;

•	a grant of 22,500 restricted stock units, which will vest in 3 equal, annual installments over a 3 year period;

•
a performance-based option to purchase 112,500 shares of the Company’s common stock, if the Company’s stock price meets or exceeds $22 each day during a 30-day consecutive period within 3 years of the grant date; and

•
a performance-based option to purchase 112,500 additional shares of the Company’s common stock, if the Company’s stock price meets or exceeds $27.50 each day during a 30-day consecutive period within 3 years of the grant date.

The performance-based options expire 3 years from the date of grant if they have not vested during that time. Since the Company’s stock price met or exceeded $22 each day during a 30-day consecutive period as of December 4, 2013, the above-mentioned performance-based option to purchase 112,500 shares of the Company’s stock vested.

In February 2014, our Board of Directors adopted a Stock Ownership Policy, effective for years beginning with 2014, which is applicable to the Chief Executive Officer, senior executives reporting to the Chief Executive Officer and non-employee members of the Board of Directors. The Stock Ownership Policy provides that (1) the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least five times his or her annual base salary (excluding any bonus, award or special compensation), (2) the senior executives reporting to the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least three times his or her annual base salary (excluding any bonus, award or special compensation), and (3) non-employee members of the Board of Directors shall own an amount of stock of the Company with a value equal to at least five times the annual retainer for Board service (exclusive of any compensation for Committee service, meeting fees, leadership roles and the like), based in each case, on the volume weighted average closing price of the Company’s stock for the two fiscal years as of December 31 of the applicable year and subject to the terms in the policy. The policy provides for a phase-in period over five years to achieve the respective ownership goal.

Personal Benefits

As U.S. employees, the executives were eligible to participate in health and welfare benefits, as offered to our U.S. workforce, designed to attract and retain a skilled workforce in a competitive marketplace. These benefits help ensure that the Company has a healthy and focused workforce through reliable and competitive health and other personal benefits. These benefits were considered in relation to the total compensation package, but did not materially impact decisions regarding other elements of executive officer compensation.

All U.S. employees of the Company, including the executive officers, are eligible to participate in the Company’s 401(k) savings plan and are eligible to receive matching contributions by the Company of fifty percent (50%) of the first six percent (6%) of compensation contributed to the plan by the employee.

All U.S. employees of the Company, excluding the executive officers, are eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”), which allows for employees to purchase shares of the Company’s common stock with funds withheld directly from their pay. The ESPP also provides participants with a right to purchase a limited number of shares of common stock of the Company at a purchase price equal to the lesser of eighty five percent (85%) of the fair market value of the stock on either the opening or closing date of an offering period under the plan.

Other Compensation

The Company is party to a change in control (“CIC”) agreement with each of Messrs: Rogerson, Wasserman, Tredger, Herron and McGimpsey. The CIC agreements provide each of the executive officers with severance payments and certain benefits in the event of a termination without Cause (as defined in the CIC agreements) or other involuntary termination following an actual or during a pending change in control. The Company entered into the CIC agreements and established the payment amounts thereunder in order to keep management focused on the Company’s stated corporate objectives irrespective of whether the achievement of such objectives makes the Company attractive for acquisition, and to avoid the distraction and loss of key management that could occur in connection with a rumored or actual change in corporate control.

Under the CIC agreements, in the event of an executive’s termination without cause following an actual or during a pending change in control, the executive is entitled to receive: (a) all then accrued compensation and a pro-rata portion of executive’s target bonus for the year in which the termination is effected, (b) a lump sum payment equal to the executive’s then current annual base salary plus his or her target bonus for the year in which the termination is effected (or in the case of the Chief Executive Officer, two times such amount), (c) continuation of insurance and other benefits for 18 months following the date of termination, (d) an amount equal to the contributions that would have been made to the company’s retirement plans on behalf of executive, if the executive had continued to be employed for twelve (12) months following the date of termination, (e) reimbursement, up to $15,000, for outplacement services, and (f) full vesting and right to exercise all stock options and other equity awards then held by the executive so terminated. Other than accrued compensation, an executive is not entitled to receive any compensation, benefits or other payments under the CIC agreements unless the executive provides the Company with a full release of claims. The terms of the CIC agreements were determined by the Compensation Committee based on consideration of marketplace benchmark data and the Company’s retention objectives.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986 generally limits to $1 million the corporate deduction for compensation paid to certain executive officers, unless the compensation is “performance-based” (as defined in Section 162(m)). The Board of Directors and the Compensation Committee carefully consider the potential impact of the limitation on executive compensation and considers it to be in the best interests of Advanced Energy and the stockholders to seek to qualify as tax deductible virtually all executive compensation. The Board of Directors and the Compensation Committee also recognize the need to consider factors other than tax deductibility in making compensation decisions and thus reserve the flexibility to award compensation that is not necessarily performance-based. Other than for our Chief Executive Officer, during 2013, none of the executive officers of the Company had non-performance-based compensation in excess of $1,000,000.

Response to the 2012 Advisory Vote on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC’s rulemakings thereunder, we offered our stockholders an advisory vote on executive compensation as set forth more fully in our 2013 proxy statement. As reported on the Current Report on Form 8-K filed with the SEC on May 2, 2013, nearly 32 million shares of our common stock voted in favor of the executive compensation paid to our named executive officers, for an approximately 99% approval rate. In light of this approval rate, our Compensation Committee believed that no significant changes were required to our compensation programs for 2013. We will continue to carefully consider our annual votes in making future compensation decisions. We value the feedback of all of our stockholders and encourage all of our stockholders to vote on Proposal No. 3 as contained in this proxy statement.

Hedging

The Company’s insider trading policy prohibits hedging transaction with respect to the Company’s common stock.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Hudgens (Chairman), Rohrs and Beck. There are no interlocking relationships as defined in the applicable SEC rules. Only Mr. Beck previously served as an officer of the Company.

During 2013, no executive officer of Advanced Energy served as a member of the board of directors or compensation committee of another company that has any executive officers or directors serving on Advanced Energy’s Board of Directors or its Compensation Committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2013. Based upon the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2014 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Terry Hudgens, Chairman
Thomas M. Rohrs
Richard P. Beck

Equity Compensation Plan Information

The Company currently maintains two equity compensation plans: the 2008 Omnibus Incentive Plan and the Employee Stock Purchase Plan (“ESPP”). Both plans were approved by the Company’s stockholders. The following table sets forth the number of shares of Common Stock subject to outstanding options and other rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of January 1, 2014 in each of the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,603,594	(1)	$12.29	(2)	587,338
Equity compensation plans not approved by security holders	—		$—		—
Total	4,603,594		$12.29		587,338

(1)	Includes 2,808,790 shares subject to stock options, 1,778,018 shares of restricted stock units, and 16,786 shares granted under our Employee Stock Purchase Plan

(2)	The weighted average exercise price calculation does not take into account any restricted stock units as they have a minimal purchase price.

Management

Executive officers of the Company are appointed by the Board, and serve for a term of one year and until their successors have been appointed and qualified or until their earlier resignation or removal by the Board. The following table sets forth names and ages of all executive officers of the Company and their respective positions with the Company as of the date of this proxy statement:

Name	Age	Position	Principal Occupation and Business Experience
Garry W. Rogerson	61	Chief Executive Officer
Garry W. Rogerson joined us in August 2011 as our Chief Executive Officer and a Board member. Mr. Rogerson was Chairman from 2009 and Chief Executive Officer from 2004 of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Mr. Rogerson served as Varian’s Chief Operating Officer from 2002 to 2004. Mr. Rogerson received an honors degree and Ph.D. in biochemistry from the University of Kent at Canterbury. In 2012, Mr. Rogerson received an honorary Doctor of Science degree from the University of Kent at Canterbury. Mr. Rogerson is also the chairman of Coherent, Inc., a position he has held since 2007, and he currently serves on its audit committee and is the chair of its governance and nominating committee.

Name	Age	Position	Principal Occupation and Business Experience
Danny C. Herron	59	Executive Vice President and Chief Financial Officer
Mr. Herron joined us in September 2010 as Executive Vice President and Chief Financial Officer. He was Chief Financial Officer of Sundrop Fuels, Inc., a solar gasification-based renewable fuels company, from October 2009 through August 2010. From May 2009 through October 2009, Mr. Herron was a consultant at Tatum LLC, a financial consulting business, providing interim chief financial officer and financial consulting services. Mr. Herron served VeraSun Energy Corporation, a corn based ethanol company, from 2006 through 2008 first as senior vice president and chief financial officer and later as President and Chief Financial Officer. From 2002 through 2006, Mr. Herron was Executive Vice President and Chief Financial Officer at Swift & Company, a beef and pork producer acquired from Conagra Foods, Inc. Prior to that, Mr. Herron served as Division Chief Financial Officer of Conagra Foods, Inc. Beef Division.

Yuval Wasserman	59	President of Thin Films Business Unit
Mr. Wasserman joined us in August 2007 as Senior Vice President, Sales, Marketing and Service. In October 2007, he was promoted to Executive Vice President, Sales, Marketing and Service. In April 2009, he was promoted to Executive Vice President and Chief Operating Officer of the Company and then in August 2011 he was promoted to President of the Thin Films Business Unit. Beginning in May 2002, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Control Technologies, Inc., a semiconductor metrology company, until July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross (a metrology company acquired by Applied Materials, Inc.), Fusion Systems (a plasma strip company that is a division of Axcelis Technologies, Inc.), and AG Associates (a semiconductor capital equipment company focused on rapid thermal processing). Mr. Wasserman started his career at National Semiconductor, Inc., where he held various process engineering and management positions. Mr. Wasserman joined the board of Syncroness, Inc., an outsourced engineering and product development company, in 2010. Mr. Wasserman holds a BsC in chemical engineering from Ben Gurion University in Beer Sheva, Israel.

Name	Age	Position	Principal Occupation and Business Experience
Gordon Tredger	54	President of Solar Energy Business Unit
Mr. Tredger joined us in December 2011 as Executive Vice President, Solar Energy business unit. In April 2012, he was appointed President of the Solar Energy business unit. Prior to joining the Company, Mr. Tredger was Executive Vice President of Operations in the Chemical Analysis Division of Bruker Daltontics, a leading provider of high-performance scientific instruments and solutions, from May 2010 through December 2010. From March 2006 through May 2010, Mr. Tredger was Vice President of Analytical Instruments at Varian, Inc., a leading worldwide supplier of scientific instrumentation that was acquired by Agilent Technologies in May 2010.

Thomas O. McGimpsey	52	Executive Vice President of Corporate Development, General Counsel and Corporate Secretary
Mr. McGimpsey joined us in April 2009 as Vice President and General Counsel and was promoted to Executive Vice President of Corporate Development and General Counsel in August 2011. From February 2008 to April 2009, Mr. McGimpsey held the position of Vice President of Operations at First Data Corporation. During 2007, Mr. McGimpsey was a consultant and legal advisor to various companies. From July 2000 to January 2007, Mr. McGimpsey held various positions with McDATA Corporation such as Executive Vice President of Business Development & Chief Legal Officer, Senior Vice President & General Counsel and Vice President of Corporate Development. From February 1998 to its sale in June 2000, Mr. McGimpsey held the position of Director and Senior Corporate Attorney at US WEST, Inc. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. Mr. McGimpsey received his Masters of Business Administration from Colorado State University (with honors), his Juris Doctor degree from the University of Colorado and his Bachelor of Science degree in Computer Science (with a minor in electrical systems) from Embry-Riddle Aeronautical University.

Summary Compensation

The following table shows compensation information for fiscal 2011, 2012 and 2013 for the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($) (8)	Total ($)
Garry Rogerson,	2013	600,000	—	1,645,111	(2)	454,737	(2)	748,569	—	9,281	3,457,698
Chief Executive Office (4)	2012	600,000	—	—		—		582,000	—	9,281	1,191,281
	2011	218,462	—	194,625		1,337,099		250,000	—	643	2,000,829

Danny C. Herron,	2013	307,992	—	—		—		288,199	—	9,537	605,728
Executive Vice President and Chief Financial Officer	2012	307,992	—	1,965,281		944,851		224,070	—	9,387	3,451,581
	2011	307,367	—	172,219		692,961		—	—	9,237	1,181,784

Yuval Wasserman	2013	385,224	—	—		—		534,355	—	35,308	954,887
President, Thin Films Business Unit (5)	2012	385,224	—	1,965,281		944,851		148,502	—	9,431	3,453,289
	2011	382,884	—	114,030		457,785		—	—	9,264	963,963

Gordon Tredger	2013	300,000	—	—		—		56,143	—	9,364	365,507
President, Solar Energy Business Unit (6)	2012	259,992	—	1,965,281		944,851		193,449	—	3,565	3,367,138

Thomas McGimpsey	2013	283,512	—	—		—		265,274	—	9,411	558,197
Executive Vice President of Corporate Development and	2012	283,512	—	1,965,281		944,851		206,246	—	9,144	3,409,034
General Counsel (7)	2011	275,767	—	50,680		181,661		—	—	8,655	516,763

(1)
The performance-based Stock Awards and Option Awards listed in the Summary Compensation Table for 2012 relate to a full three years of the LTI Plan at 200% of target and no other grants are anticipated in 2013 and 2014 for these participants under such plan. The three years of Stock awards consist only of performance shares (also called “restricted stock units”) and such amount reflects the full grant date fair value in accordance with FASB ASC Topic 718. Likewise, the three years of Option Awards consist only of performance options and such amount also reflects the full grant date fair value in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of Stock Awards and Option Awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal year 2013 filed with the SEC on March 3, 2014.

(2)
The performance-based Stock Awards and Option Awards listed in the Summary Compensation Table for 2013 relate to one year of the LTI Plan at 200% of target. The Stock awards consist only of performance shares (also called “restricted stock units”) and such amount reflects the full grant date fair value in accordance with FASB ASC Topic 718. Likewise, the Option Awards consist only of performance options and such amount also reflects the full grant date fair value in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of Stock Awards and Option Awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal year 2013 filed with the SEC on March 3, 2014.

(3)	Performance stock awards which vested for the 2013 performance period were paid in cash in 2014 as noted in the LTI Plan payout table included on page 29 of this proxy statement.

(4)	Mr. Rogerson became Chief Executive Officer of the Company on August 4, 2011. 2011 salary is pro-rated for time of service.

(5)	As of August 8, 2011, Mr. Wasserman was named President of the Thin Films Business Unit of the Company.

(6)	As of April 27, 2012, Mr. Tredger was named President of the Solar Energy Business Unit of the Company.

(7)	As of August 8, 2011, Mr. McGimpsey was named Executive Vice President of Corporate Development and General Counsel of the Company.

(8)
All other compensation consists of 401(k) match, excess life insurance, and disability insurance payments made by the Company. For Mr. Wasserman, other compensation includes relocation expenses paid in 2013.

(9)	For each named executive officer, the amount shown was paid in 2013 and 2014, respectively, pursuant to the STI plan.

 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2013. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2013 Year-End Table on the following page.

2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Garry Rogerson	5/8/2013	—	600,000	1,200,000	23,348	46,695	93,390	42,135	—	10.55	2,099,848
Danny C. Herron		—	231,000	462,000	—	—	—	—	—	—	—
Yuval Wasserman		—	288,915	577,830	—	—	—	—	—	—	—
Gordon Tredger		—	225,000	450,000	—	—	—	—	—	—	—
Thomas McGimpsey		—	212,625	425,250	—	—	—	—	—	—	—

(1)
Amounts shown are estimated payouts for 2013 under the Company’s incentive compensation plan. These amounts are based on the individual’s 2013 base salary and position. The maximum amount shown is 2.0 times the target bonus amount for each of the named executive officers. Actual bonuses received by these named executive officers for 2013 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Target and maximum estimates were calculated using base salary as of December 31, 2013.

(2)	Reflects performance-based options and awards that vest upon the Company’s achievement of certain return on net assets targets.

(3)
The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718. Stock awards consist only of performance shares (also called “restricted stock units”). The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the futures when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2013. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page.

Name	Number of Exercisable Securities Underlying Unexercised Options (#)	Number of Unexercisable Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (5)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Garry Rogerson (1)(3)						7,500	171,450
	112,500	—	—	8.65	8/8/2021
	—	—	112,500	8.65	8/8/2014
	23,120	11,560		8.65	8/8/2021
	81,880	40,940		8.65	8/8/2021
	32,743			17.80	5/8/2023

Danny C. Herron (2)						7,035	160,820
	9,843	3,282		14.50	10/26/2020
	13,124	13,126		14.52	2/15/2021
	13,124	13,126		14.21	4/28/2021
	13,124	13,126		12.44	7/22/2021
	6,562	6,563		9.51	10/26/2021
	60,813	—	50,906	11.02	1/3/2022			59,392	1,357,701

Yuval Wasserman (2)						6,754	154,396
	3,282	—		12.77	10/27/2019
	—	3,938		15.65	2/16/2020
	—	3,938		16.25	4/20/2020
	—	3,938		13.85	7/20/2020
	3,938	3,938		14.50	10/26/2020
	—	7,876		14.52	2/15/2021
	—	7,876		14.21	4/28/2021
	—	7,876		12.44	7/22/2021
	3,937	7,876		9.51	10/26/2021
	38,669	—	50,906	11.02	1/3/2022			59,392	1,357,701

Gordon Tredger (2)(4)
	60,813	—	50,906	11.02	1/3/2022	—	—	59,392	1,357,701
Thomas McGimpsey (2)						2,939	67,186
	5,250	—		11.21	7/21/2019
	5,250	—		12.77	10/27/2019
	7,875	2,625		15.65	2/16/2020
	800	1,313		16.25	4/20/2020
	3,937	1,313		13.85	7/20/2020
	3,937	1,313		14.50	10/26/2020
	3,124	3,126		14.52	2/15/2021
	3,124	3,126		14.21	4/28/2021
	3,124	3,126		12.44	7/22/2021
	3,124	3,126		9.51	10/26/2021
	60,813	—	50,906	11.02	1/3/2022			59,392	1,357,701

(1)
Equity Incentive Plan Awards vest upon the Company’s achievement of certain target stock prices. Equity Incentive Plan Awards that do not vest expire 3 years following the date of issuance. Remaining options vest in equal annual installments over 3 years.

(2)
All options expire 10 years following the date of issuance. Options issued from 2005 to 2011 vest twenty five percent (25%) per year over four (4) years. Options issued from 1999 to 2004 vest 25% after one (1) year and six and one quarter percent (6.25%) per quarter over the following three (3) years. Options issued in 2012 vest in three annual installments upon the Company’s achievement of target return on net assets in each annual period.

(3)	Mr. Rogerson became the Company’s Chief Executive Officer on August 4, 2011.

(4)	Mr. Tredger became the Company’s President of the Solar Energy Business Unit on April 27, 2012.

(5)	Calculated based on maximum payout.

 Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, as well as all stock awards vested and value realized upon vesting, by the named executive officers during 2013.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($) (1)
Garry Rogerson	—	—	49,635	(2)	972,249
Danny C. Herron	—	—	29,585	(3)	477,068
Yuval Wasserman	239,463	1,602,385	32,210	(4)	527,927
Gordon Tredger	—	—	25,836	(5)	404,075
Thomas McGimpsey	8,387	94,566	28,339	(6)	452,723

(1)    The value realized equals the market value of the Company’s common stock on the release date, multiplied by the number of shares that vested.
(2)    Of this amount, 21,007 shares were withheld by the Company to cover tax withholding obligations.
(3)    Of this amount, 9,714 shares were withheld by the Company to cover tax withholding obligations.
(4)    Of this amount, 10,407 shares were withheld by the Company to cover tax withholding obligations.
(5)    Of this amount, 9,987 shares were withheld by the Company to cover tax withholding obligations.
(6)    Of this amount, 9,302 shares were withheld by the Company to cover tax withholding obligations.

 Pension Benefits

Advanced Energy’s named executive officers neither received nor accrued any benefits in 2013 from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan. Advanced Energy does not maintain any plan that provides for payments or other benefits at, following, or in connection with retirement other than the tax-qualified 401(k) Plan.

Nonqualified Deferred Compensation

Advanced Energy does not maintain a non-qualified deferred compensation plan.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment.

Name	Benefits	Change in Control Termination w/o Cause or for Good Reason (1)(2)(12)		Voluntary Termination	Death		Long- Term Disability
Garry Rogerson (11)	Prorated target bonus	600,000	(3)		600,000	(9)	152,988	(10)
	Severance	1,200,000	(4)
	Target bonus	600,000	(6)
	Outplacement Services	15,000	(7)

Danny C. Herron	Prorated target bonus	231,000	(3)		600,000	(9)	152,988	(10)
	Severance	308,000	(5)
	Target bonus	231,000	(6)
	Outplacement services	15,000	(7)
	Continuation of insurance	22,837	(8)

Yuval Wasserman	Prorated target bonus	288,915	(3)		600,000	(9)	152,988	(10)
	Severance	385,220	(5)
	Target bonus	288,915	(6)
	Outplacement services	15,000	(7)
	Continuation of insurance	39,642	(8)

Gordon Tredger	Prorated target bonus	225,000	(3)		600,000	(9)	152,988	(10)
	Severance	300,000	(5)
	Target bonus	225,000	(6)
	Outplacement services	15,000	(7)
	Continuation of insurance	38,128	(8)

Thomas McGimpsey	Prorated target bonus	212,625	(3)		567,000	(9)	152,988	(10)
	Severance	283,500	(5)
	Target bonus	212,625	(6)
	Outplacement services	15,000	(7)
	Continuation of insurance	39,642	(8)

(1)
Pursuant to the Company’s Executive Change in Control Severance Agreement, “Cause” means any of the following: (i) the executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of the customers, vendors or suppliers of the Company or its affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries; (ii) the executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board of Directors, and such neglect has not been cured within 30 days after the executive receives notice thereof from the Board of Directors; (iii) the executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company; or (iv) the executive’s engaging in conduct constituting a breach of his written obligations to the Company in respect of confidentiality and/or the use or ownership of proprietary information.

(2)
Pursuant to the Company’s Executive Change in Control Severance Agreement, “Good Reason” means any of the following: (i) a material reduction in the executive’s duties, level of responsibility or authority, other than (A) a change in title only, or (B) isolated incidents that are promptly remedied by the Company; (ii) a reduction in the executive’s base salary, without (A) the executive’s express written consent or (B) an increase in the executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in base salary; (iii) a reduction in the executive’s target bonus, without (A) the executive’s express written consent or (B) a corresponding increase in the executive’s base salary; (iv) a material reduction in the Benefits, taken as a whole, without the executive’s express written consent; (v) the relocation of the executive’s principal place of business to a location more than thirty-five (35) miles from the executive’s principal place of business immediately prior to the change in control, without the executive’s express written consent; or (vi) the Company’s (or its successor’s) material breach of the Company’s Executive Change in Control Severance Agreement.

(3)	Assumes December 31, 2013 termination date. Executive to receive a pro rata portion of target bonus.

(4)	Executive to receive a lump sum payment equal to two (2) times his then current annual base salary.

(5)	Executive to receive a lump sum payment equal to one (1) time his then current annual base salary.

(6)	Executive to receive a lump sum payment equal to one (1) time his then current target bonus.

(7)	Executive may be reimbursed for up to $15,000 in outplacement services.

(8)
Executive to receive: (a) continuation of insurance and all other benefits for eighteen (18) months following the date of termination, and (b) an amount equal to the contributions that would have been made to the Company’s retirement plans on his behalf if he had continued to be employed for eighteen (18) months following the date of termination.

(9)	Executive to receive the proceeds of any life insurance policy carried by the Company with respect to the Executive.

(10)	Executive to receive annual annuity payments under any long-term disability insurance policy carried by the Company with respect to the Executive.

(11)	Mr. Rogerson became the Company’s Chief Executive Officer on August 4, 2011.

(12)
As described on page 30 of the proxy statement under the heading “Other Compensation” in the Executive Compensation section and as described in the footnotes above, under the Executive Change in Control Severance Agreement, in the event of an executive’s termination without “Cause” or for “Good Reason” following an actual or during a pending change in control, all stock options and other equity awards then held by the executive so terminated become fully vested and exercisable. For further information regarding the executives’ long-term equity incentive compensation and awards (including options and awards under the LTI Plan) please refer to the Executive Compensation section on pages 24-31 of the proxy statement. Such accelerated vesting of these options and awards could result in payouts to the executives in such circumstances.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that transactions with the Company involving related parties can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the policy of the Company to avoid related party transactions.

The Company’s policy in respect of related party transactions is evidenced in the charters and guidelines of the committees of the Board referenced in our proxy statement and Code of Ethical Conduct. The types of transactions covered by the policy are (1) those transactions as described under FASB ASC Topic 850 or required to be disclosed in the Company’s financial statements or periodic filings with the SEC, (2) any monetary engagement between a Board member and the Company or an officer and the Company and (3) business or personal relationships between Board members. As a general matter, it is the policy of the Company to avoid related party transactions. Any related party transaction that does arise must be reviewed and approved by both the Nominating and Governance and Audit and Finance Committees. All of the members of these committees are independent directors. Such committees, in determining whether to approve the transaction, review the facts and circumstances in respect of the transaction for conflicts of interest, any anticipated effect on a Board member’s independent decision-making or judgment in respect of matters affecting the Company, any anticipated effect on a Board member’s ability to commit sufficient time and attention to the Board and other standards deemed appropriate by the committee members in light of the particular transaction being reviewed.

In addition, the Audit and Finance Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interests and adherence to the Company’s Code of Ethical Conduct. Under the Code of Ethical Conduct, directors, officers and all other members of the workforce are expected to avoid any relationships, influence or activity that would cause or even appear to cause a conflict of interest.

Certain Relationships and Related Transactions

Advanced Energy leases its executive offices and certain manufacturing facilities in Fort Collins, Colorado from Sharp Point Properties, LLC. On December 28, 2011, Advanced Energy and Sharp Point Properties entered into a Lease Termination Agreement with respect to its office and manufacturing facilities effective as of December 31, 2011. On December 28, 2011, Advanced Energy and Sharp Point Properties, LLC agreed to terminate the existing leases for its executive offices and research and development facilities and enter into new lease agreements for these facilities. The new leases have terms beginning January 1, 2012 and expiring December 31, 2021. The executive office lease provides for base rent of $34,493, triple net, plus annual increases of 3%, for the period from January 1, 2013 through December 31, 2021. The research and development facility lease provides for base rent starting at $85,843 per month, triple net, decreases in 2016 to $55,673 a month and thereafter is subject to annual increases of 3% for the period January 1, 2017 through December 31, 2021.

Aggregate payments under such leases for 2013 totaled approximately $1.9 million. Douglas S. Schatz, Chairman of the Board of Advanced Energy, holds a 26.67% membership interest in each of these leasing entities. Mr. Schatz did not participate in the negotiations of these leases and amendments. Future minimum lease payments related to these properties is $10.3 million.

Members of our Board of Directors hold various executive positions and serve as directors at other companies, including companies that are our customers. During the year ended December 31, 2013 we had sales to one such company totaling approximately $0.6 million and no aggregate accounts receivable from such customers at December 31, 2013. No member of the Board of Directors had a direct or indirect material interest in the transactions.

All transactions with these companies have been made in the ordinary course of business on arms-length terms, and the members of our Board of Directors have not personally participated in these transactions on behalf of these companies or Advanced Energy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Advanced Energy’s executive officers and directors and persons who own more than ten percent (10%) of the outstanding common stock (“reporting persons”) to file with the Securities and Exchange Commission an initial report of ownership on Form 3 and changes in ownership on Forms 4 and 5. The reporting persons are also required to furnish Advanced Energy with copies of all forms they file, including any amendments thereto. Based solely on its review of the copies of forms received by it and written representations from the reporting persons, Advanced Energy believes that each of the reporting persons timely filed all reports required to be filed in 2013 or with respect to transactions in 2013 with the exception of the following transaction resulting in one late filing. On January 3, 2014, Mr. Grady filed Form 5 indicating that on December 21, 2010 he transferred 4,000 shares as a gift to a trust for the benefit of Mr. Grady's children, which had not been previously disclosed in a Form 4 or 5 filing.

CORPORATE GOVERNANCE MATTERS

Codes of Conduct and Ethics

Advanced Energy has adopted Codes of Ethical Conduct that apply to the Board of Directors and employees. These Codes of Ethical Conduct are available on our website at www.advancedenergy.com. Any waivers of, or amendments to, our Codes of Ethical Conduct will be posted on our website.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member, or all members, of the Board of Directors electronically or by mail. Electronic communications should be addressed to boardmembers@aei.com. Mail may be sent to any director or the Board of Directors in care of Advanced Energy’s corporate office at 1625 Sharp Point Drive, Fort Collins, CO 80525. All such communications will be forwarded to the full Board of Directors or to any individual director to whom the communication is addressed unless the communication is clearly of a marketing or inappropriate nature. It is the Board of Director’s practice to encourage all Board members to attend the Company’s annual stockholder meeting, although no written policy has been adopted in that regard.

PROPOSALS OF STOCKHOLDERS

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

To be considered for inclusion in next year's proxy statement, stockholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 21, 2014. Proposals should be addressed to Thomas O. McGimpsey, Secretary, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

Our by-laws require that any stockholder proposal that is not submitted for inclusion in next year's proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2015 Annual Meeting, must be received at our principal executive offices not earlier than the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the 2014 Annual Meeting date. As a result, proposals, including director nominations, submitted pursuant to our by-laws must be received no earlier than February 6, 2015 and no later than the close of business on March 9, 2015; provided, however, that in the event that the 2015 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the date of the 2014 Annual Meeting of Stockholders, notice by stockholders in order to be timely must be delivered not earlier than the close of business on the 90th day prior to the date of the 2015 Annual Meeting of Stockholders and not later than the 60th day prior to the date of the 2015 Annual Meeting of Stockholders. In the alternative, if the first public announcement of the date of the 2015 Annual Meeting of Stockholders is less than 70 days prior to the date of such annual meeting, notice by stockholders must be delivered no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company in order to be timely. Proposals should be addressed to Thomas O. McGimpsey, Secretary, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholders are advised to review the By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

FORM 10-K

A copy of Advanced Energy’s 2013 Annual Report on Form 10-K is included in the 2013 Annual Report to Stockholders accompanying this proxy statement. You can request an additional copy of the 2013 Annual Report on Form 10-K by mailing a request to the Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

REPRESENTATION AT THE ANNUAL MEETING

It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed or vote your shares by telephone or Internet as described on the proxy card. Instructions as to how to deliver your proxy are included in this proxy statement under the caption “Delivery and Revocability of Proxies” on page 4 and on the proxy card.

THE BOARD OF DIRECTORS
Dated: March 18, 2014
Fort Collins, Colorado

Annex A
[20__] Short-Term Incentive (STI) Plan1

Purpose of the Plan
The purpose of the [20__] Short-Term Incentive Plan (the “Plan”) is to reward Selected Participants (defined below) of Advanced Energy Industries, Inc. and its subsidiaries (the “Company”) for the achievement of specific Company strategic goals.
Effective Date
The Plan is in effect from January 1, [20__ to December 31, 20__] (“Plan Term”) and supersedes all prior arrangements designed to provide annual incentive Bonus Awards.
Definitions
For the purposes of this document only, the following definitions will apply:
“Board of Directors” shall mean the Board of Directors of the Company that has delegated administration of the Plan to the Committee (defined below).
“Bonus Award” shall mean the actual award paid to a Selected Participant, as determined by the Committee, paid in cash following the end of the Plan Term but generally no later than 75 days from the end of the year during which the applicable Plan Term ends.
"Committee” shall mean the Compensation Committee as appointed by the Board of Directors to administer the Plan.
“Company” shall mean Advanced Energy Industries, Inc, a Delaware corporation, including all affiliate and subsidiary companies.
“Fiscal Year” shall mean the 12-month period over which the Company measures financial performance, and for purposes of this Plan, will extend from [January 1, 20__ to December 31, 20__].
“Organizational Unit” shall mean one of the business units of the Company which currently include the Solar Energy Business Unit, the Thin Film Business Unit and Corporate.
“Plan” shall mean the [20__] Short-Term Incentive Plan whose characteristics are presented herein.
“Plan Term” shall mean the one-year period of performance measurement in the Plan, which will extend from [January 1, 20__ to December 31, 20__].
“Selected Participant” shall mean regular, full-time employees of the Company (typically assigned to tier levels 1, 2 and 3) who are deemed eligible and selected by the Committee to participate in the Plan.
Eligibility
Participation is limited to Selected Participants who are not covered by any other short-term incentive plan and are therefore eligible to participate in the Plan.
Notwithstanding anything in the Plan to the contrary, and unless otherwise determined by the Committee, an individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity including an employee leasing organization.
1 This is the STI Plan template document intended for use in future years, as designated by the references to [20 ] throughout the document.

To earn and be eligible for a Bonus Award, if any, a Selected Participant must be actively employed in the eligible role as of [October 1, 20__], and must be employed and continue to be employed and provide the services required of their position through the applicable Bonus Award payment date. Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) may be eligible for a Bonus Award payment on a prorated basis. If a Selected Participant’s tier changes during the Plan Term, the target percentage used in the calculation will reflect the tier the Selected Participant was in during the majority of the Plan Term.
A condition precedent to earning any Bonus Award or prorated portion thereof is continuous active employment, which shall include qualifying leaves of absence through the Bonus Award payment date. Participants must be actively employed by the Company on the date Bonus Awards are paid in order to earn a Bonus Award. A Selected Participant whose employment is terminated, either voluntarily or involuntarily, prior to an applicable Bonus Award payment date will not earn or be eligible to receive any payment. Please note that irrespective of the terms of this Plan, if the Selected Participant is subject to a Company-issued executive change of control agreement (“CIC Agreements”), those terms may take precedence in particular situations related to certain terminations and associated payment of a Bonus Award.
Failure to comply with the Company’s policies and internal controls, including but not limited to audit and control issues, may result in a loss of Bonus Award eligibility and potentially termination of employment.

Measures of Performance

Annual performance metrics have been established by the Company for [20__] based on the Company’s [20__] Annual Operating Plan (AOP). The performance metrics translate the business strategy into defined targets against which actual business results are measured during the Fiscal Year. For the Plan Term, the performance metrics to be measured are revenue, operating income (excluding restructuring charges) and cash flow. The Plan performance metrics and related weightings based on the Organizational Unit will be separately communicated to the Selected Participants.

The threshold level of achievement for Corporate Operating Income for Fiscal Year [20__], excluding restructuring charges, must be met in order to trigger any payout of the Revenue and Operating Income portions of the Plan (regardless of the Selected Participant’s assigned Business Unit). In addition to the Corporate Operating Income (excluding restructuring charges) threshold being met, a Business Unit is also required to achieve its relevant Operating Income threshold for Fiscal Year [20__], excluding restructuring charges, in order to trigger any payout of the Business Unit’s Revenue and Operating Income portions of the Plan. Regardless of the level of Operating Income, excluding restructuring charges, achieved, the Cash Flow portion of the target Bonus Award may payout provided the relevant Business Unit Cash Flow threshold for the Fiscal Year has been met or exceeded.

Once established, performance metrics normally shall not be changed during the Plan Term. However, if the Committee determines that external changes or unanticipated business conditions have materially affected the fairness of the performance metrics, then one or more of the performance metrics or the weights of such performance metrics may be modified on a prospective basis during the Fiscal Year at the sole discretion of the Committee.

Bonus Award Calculation
Potential Bonus Awards are calculated as a percentage of the Selected Participant's year-end annualized base salary. The annual target Bonus Award for each tier level is as follows:

Tier Level	Annual Target
1 - CEO	100%
2 - EVP 2 - BU President	75%
3 - VP	45%

Furthermore, the target of each Business Unit top leader shall be split in the proportion of 80% based on Business Unit results and 20% based upon Corporate results.
A Selected Participant’s actual Bonus Award may vary above or below the target level based on achievement of business results for their assigned Organizational Unit (Business Unit).
At the end of the Plan Term, the Board of Directors will evaluate actual business results against each established performance metric in order to determine the final percentage of Bonus Award for which the Selected Participant is eligible. Each performance metric will be evaluated separately based on business results applying an achievement scale of 0% to 200%. The minimum levels of achievement for Operating Income, excluding restructuring charges, for Corporate and the Business Unit must be met in order to trigger payout of the Revenue and Operating Income portions. Based upon actual results in each of the areas, the achievement scale for each performance metric is as follows:

	Weighted Payout Revenue*	Weighted Payout Operating Income*	Weighted Payout Cash Flow
Stretch	200%	200%	200%
Target	100%	100%	100%
Threshold	50%	50%	50%
*Assumes achievement of the Corporate Operating Income (excluding restructuring charges) threshold as well as the Operating Income for the relevant Business Unit.

Achievement percentages between the threshold and target and between target and stretch levels will be interpolated based on actual results in each category to determine the final achievement percentage for payout.

The final achievement percentage for each performance metric will be independently multiplied by the performance metric weighting for the assigned Business Unit, and then multiplied by the Selected Participant’s Bonus Award target. The result of each of these calculations will be added to produce a final Bonus Award payout percent. The final Bonus Award payout percent will be multiplied by the Participant’s year-end annualized base salary resulting in a final Bonus Award payment. No Participant in the Plan shall receive a Bonus Award payment greater than 200% of the Participant’s target Bonus Award.

Method and Timing of Payment
Bonus Award payments, if any, are paid as soon as practicable after the Fiscal Year-end review and authorization of the payments by the Committee but generally no later than 75 days from the end of the year during which the applicable Plan Term ends. Bonus Awards will be paid in cash.
The Bonus Award payment is subject to standard deductions and withholdings specific to the Participant. Such deductions may include, but are not limited to, any participant elections made by the Participant for deferrals through payroll into the relevant qualified employer-sponsored Plans. Any such deferrals will be made in accordance with the terms of the applicable tax qualified employer-sponsored Plans.

U.S. Only: Notwithstanding the foregoing, if the payment of any Bonus Award at the time specified herein would result in the adverse tax consequences described in Section 409A(a)(1) of the Internal Revenue Code (the “Code”) as a result of the recipient’s status as a “specified employee” (within the meaning of Section 409A of the Code), the time of such payment shall be automatically delayed to the minimum extent necessary so that Section 409A(a)(1) of the Code will not apply. The Company will withhold federal income tax at the flat IRS supplemental wage rate plus applicable employment taxes and state taxes for Bonus Award payments. For all benefits purposes such as Short-term Disability, Long-term Disability or Life Insurance, earnings and/or income is defined by the plan documents governing those plans. Bonus Awards are considered eligible earnings for 401(k) contributions if the Participant has previously elected a bonus deferral percentage.
Administration

The Committee will be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

General
The Committee reserves the right to define Company performance metrics and to review, revise, amend, or terminate the Plan at any time without notice at its sole discretion. Only the Committee has the ability to modify the Plan, and all modifications to the Plan must be in writing and approved by the Board. Except for certain limited exceptions with respect to CIC Agreements (as discussed above), this Plan document supersedes any previous document you may have received.
The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Selected Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company.
In the event of any conflict between a Participant’s employment agreement with the Company and this Plan, the terms of the Participant’s employment agreement will control.
The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supersede any and all prior communications between the Company and any employee with respect to the Plan.
In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
Any questions regarding this Plan should be directed to the Human Resources department.

Terms and Conditions - United States Only
This Plan does not constitute a guarantee of work, job status or employment for any period of time. Your employment at Advanced Energy Industries, Inc. is at will and either you or the Company may terminate the relationship at any time. This document is not intended to create a contract of employment or commitment of ongoing payment, express or implied.

		Advanced Energy Industries, Inc.					Advanced Energy Industries, Inc.
ANNUAL MEETING OF ADVANCED ENERGY INDUSTRIES, INC.						Annual Meeting of Advanced Energy Industries, Inc.
Date:	May 7, 2014					to be held on, Wednesday, May 7, 2014
Time:	12:00 noon (Mountain Daylight Time)					for Holders as of March 10, 2014
Place:	1625 Sharp Point Drive Fort Collins, Co 80525 See Voting Instruction on Reverse Side.					This proxy is being solicited on behalf of the Board of Directors
Please make your marks like this: x Use dark black pencil or pen only							VOTED BY:
Board of Directors Recommends a Vote FOR proposals 1, 2, 3, and 4						INTERNET		TELEPHONE
1: Election of 6 Directors		For		Withhold	Directors Recommend	Go To		866-390-9955
					i	www.proxypush.com/aeis		Use any touch-tone telephone.
01 Frederick A. Ball		☐		☐	For	Cast your vote online.		Have your Voting Instruction Form ready.
02 Richard P. Beck		☐		☐	For	View Meeting Documents.		Follow the simple recorded instructions.
03 Garry Rogerson		☐		☐	For		OR
04 Edward C. Grady		☐		☐	For		MAIL
05 Terry Hudgens		☐		☐	For
06 Thomas M. Rohrs		☐		☐	For	OR	Mark, sign, and date your Voting Instruction Form.
Detach your Voting Instruction Form Return your Voting Instruction Form in the postage-paid envelope provided.

		For	Against	Abstain	Directors Recommend
i
By signing the proxy, you revoke all prior proxies and appoint Garry Rogerson and Thomas O. McGimpsey, and each of them acting in the absence of the other, with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.

2: Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2014.		☐	☐	☐	For
All votes must be received by 5:00 P.M., Eastern Time, May 6, 2014.
3: Advisory approval on the Company’s executive compensation.		☐	☐	☐	For
PROXY TABULATOR FOR
4: Approval of the Company's Short Term Incentive Plan		☐	☐	☐	For			ADVANCED ENERGY INDUSTRIES, INC.
P.O. BOX 8016
5: Any other matters of business properly brought before the meeting.								CARY, NC 27512-9903

To attend the meeting and vote your shares in person, please mark this box.			☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

EVENT #
Please sign here			Please Date Above
CLIENT #
Please sign here			Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Revocable Proxy - Advanced Energy Industries, Inc. Annual Meeting of Shareholders May 7, 2014, 12:00 noon (Mountain Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Garry Rogerson and Thomas O. McGimpsey, and each of them, his, her or its lawful agents and proxies with full power of substitution in each, to represent the undersigned, and to vote all of the shares of common stock of Advanced Energy Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Co 80525 on Wednesday, May 7, 2014 at 12:00 noon, local time, and at any adjournment or postponement thereof, on all matters coming before the meeting.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted:
FOR the nominees for directors specified in Item 1 and FOR each of Items 2, 3, and 4.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)